                                                                    EXHIBIT 10.1


                                                                       EXECUTION

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                                CREDIT AGREEMENT

                           DATED AS OF AUGUST 11, 1999

                                      AMONG

                          e.spire COMMUNICATIONS, INC.

                           e.spire FINANCE CORPORATION

                                  AS BORROWERS,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                  AS SOLE LEAD ARRANGER AND SYNDICATION AGENT,

                              THE BANK OF NEW YORK,
                            AS ADMINISTRATIVE AGENT,

                           FIRST UNION NATIONAL BANK,
                             AS DOCUMENTATION AGENT

                                       AND

                    NEWCOURT COMMERCIAL FINANCE CORPORATION,
                               AS COLLATERAL AGENT


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



                          e.spire COMMUNICATIONS, INC.
                           e.spire FINANCE CORPORATION

                                CREDIT AGREEMENT

                                TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
SECTION 1.      DEFINITIONS...........................................................................2

   1.1          Certain Defined Terms.................................................................2

   1.2          Accounting Terms; Utilization of GAAP for Purposes of
                Calculations Under Agreement.........................................................32

   1.3          Other Definitional Provisions and Rules of Construction..............................32


SECTION 2.      AMOUNTS AND TERMS OF COMMITMENTS AND LOANS...........................................33

   2.1          Commitments; Making of Loans; the Register; Notes....................................33

   2.2          Interest on the Loans................................................................41

   2.3          Fees.................................................................................45

   2.4          Prepayments and Reductions in Commitments; General Provisions Regarding
                Payments; Application of Proceeds of Collateral and Payments Under Subsidiary
                Guaranty.............................................................................46

   2.5          Use of Proceeds......................................................................54

   2.6          Special Provisions Governing Eurodollar Rate Loans...................................55

   2.7          Increased Costs; Taxes; Capital Adequacy.............................................57

   2.8          Obligation of Lenders to Mitigate....................................................61


SECTION 3.      CONDITIONS TO LOANS..................................................................62

   3.1          Conditions to Series C Term Loans....................................................62

   3.2          Conditions to All Loans..............................................................67


SECTION 4.      BORROWERS' REPRESENTATIONS AND WARRANTIES............................................67

   4.1          Organization, Powers, Qualification, Good Standing, Business and Subsidiaries........68

   4.2          Authorization of Borrowing, etc......................................................69

   4.3          Financial Condition..................................................................70

   4.4          No Material Adverse Change; No Restricted Junior Payments............................70


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


   4.5          Title to Properties; Liens; Real Property............................................71

   4.6          Litigation; Adverse Facts............................................................71

   4.7          Payment of Taxes.....................................................................71

   4.8          Performance of Agreements; Materially Adverse Agreements; Material Contracts.........72

   4.9          Governmental Regulation..............................................................72

   4.10         Securities Activities................................................................72

   4.11         Employee Benefit Plans...............................................................72

   4.12         Certain Fees.........................................................................73

   4.13         Environmental Protection.............................................................73

   4.14         Employee Matters.....................................................................74

   4.15         Solvency.............................................................................74

   4.16         Matters Relating to Collateral.......................................................74

   4.17         Disclosure...........................................................................75


SECTION 5.      BORROWERS' AFFIRMATIVE COVENANTS.....................................................75

   5.1          Financial Statements and Other Reports...............................................76

   5.2          Corporate Existence, etc.............................................................80

   5.3          Payment of Taxes and Claims; Tax Consolidation.......................................81

   5.4          Maintenance of Properties; Insurance; Application of Net
                Insurance/Condemnation Proceeds......................................................81

   5.5          Inspection Rights; Audits of Inventory and Accounts Receivable; Lender Meeting.......83

   5.6          Compliance with Laws, etc............................................................83

   5.7          Environmental Review and Investigation, Disclosure, Etc.; Company's Actions
                Regarding Hazardous Materials Activities, Environmental Claims and Violations
                of Environmental Laws................................................................83

   5.8          Execution of Subsidiary Guaranty and Personal Property Collateral Documents by
                Certain Subsidiaries and Future Subsidiaries.........................................85

   5.9          Prepayment of Master Note............................................................87

   5.10         Interest Rate Protection.............................................................87

   5.11         Year 2000 Compliance.................................................................87


SECTION 6.      BORROWERS' NEGATIVE COVENANTS........................................................88

   6.1          Indebtedness.........................................................................88

   6.2          Liens and Related Matters............................................................89

   6.3          Investments; Joint Ventures..........................................................90

   6.4          Contingent Obligations...............................................................91

   6.5          Restricted Junior Payments...........................................................91

   6.6          Financial Covenants..................................................................92

   6.7          Excess Cash Balances.................................................................97

   6.8          Restriction on Fundamental Changes; Asset Sales......................................97

   6.9          Acquisitions.........................................................................98

   6.10         Sales and Lease-Backs................................................................98

   6.11         Sale or Discount of Receivables......................................................99

   6.12         Transactions with Shareholders and Affiliates........................................99

   6.13         Disposal of Subsidiary Stock.........................................................99

   6.14         Conduct of Business..................................................................99

   6.15         Amendments or Waivers of Certain Related Agreements.................................100

   6.16         Fiscal Year.........................................................................100

   6.17         Master Note and Intercompany Purchase Money Note....................................100


SECTION 7.      EVENTS OF DEFAULT...................................................................101

   7.1          Failure to Make Payments When Due...................................................101

   7.2          Default in Other Agreements.........................................................101

   7.3          Breach of Certain Covenants.........................................................101

   7.4          Breach of Warranty..................................................................101

   7.5          Other Defaults Under Loan Documents.................................................101

   7.6          Involuntary Bankruptcy; Appointment of Receiver, etc................................102

   7.7          Voluntary Bankruptcy; Appointment of Receiver, etc..................................102

   7.8          Judgments and Attachments...........................................................102

   7.9          Dissolution.........................................................................103

   7.10         Employee Benefit Plans..............................................................103

   7.11         Change in Control...................................................................103

   7.12         Invalidity of Subsidiary Guaranty; Failure of Security; Repudiation of
                Obligations.........................................................................103

   7.13         Licenses............................................................................104


SECTION 8.      AGENTS..............................................................................105

   8.1          Appointment.........................................................................105

   8.2          Powers and Duties; General Immunity.................................................106

   8.3          Representations and Warranties; No Responsibility For Appraisal of
                Creditworthiness....................................................................108

   8.4          Right to Indemnity..................................................................108

   8.5          Successor Administrative Agent and Swing Line Lender................................108

   8.6          Collateral Documents and Guaranties.................................................109


SECTION 9.      MISCELLANEOUS.......................................................................110

   9.1          Assignments and Participations in Loans.............................................110

   9.2          Expenses............................................................................113

   9.3          Indemnity...........................................................................113

   9.4          Set-Off; Security Interest in Deposit Accounts......................................114

   9.5          Ratable Sharing.....................................................................115

   9.6          Amendments and Waivers..............................................................115

   9.7          Notices.............................................................................116

   9.8          Survival of Representations, Warranties and Agreements..............................116

   9.9          Failure or Indulgence Not Waiver; Remedies Cumulative...............................117

   9.10         Marshalling; Payments Set Aside.....................................................117

   9.11         Severability........................................................................117

   9.12         Obligations Several; Independent Nature of Lenders' Rights..........................117

   9.13         Headings............................................................................118

   9.14         Applicable Law......................................................................118

   9.15         Successors and Assigns..............................................................118

   9.16         Consent to Jurisdiction and Service of Process......................................118

   9.17         Waiver of Jury Trial................................................................119

   9.18         Confidentiality.....................................................................119

   9.19         Maximum Amount......................................................................120

   9.20         Entire Agreement....................................................................120

   9.21         Counterparts; Effectiveness.........................................................120


SIGNATURE PAGES ....................................................................................S-1


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                                    EXHIBITS

I          FORM OF SERIES A NOTICE OF BORROWING
II         FORM OF SERIES B/SERIES C/INCREMENTAL LOANS NOTICE OF BORROWING
III        FORM OF NOTICE OF CONVERSION/CONTINUATION
IV         FORM OF SERIES A REVOLVING NOTE
V          FORM OF SERIES B TERM NOTE
VI         FORM OF SERIES C TERM NOTE
VII        FORM OF SWING LINE NOTE
VIII       FORM OF COMPLIANCE CERTIFICATE
IX         FORM OF OPINIONS OF COUNSEL TO LOAN PARTIES
X          FORM OF MARYLAND, FLORIDA, AND VIRGINIA  LOCAL COUNSEL OPINIONS
XI         FORM OF LOCAL COUNSEL UCC OPINIONS
XII        FORM OF OPINION OF O'MELVENY & MYERS LLP
XIII       FORM OF REGULATORY COUNSEL OPINIONS
XIV        FORM OF ASSIGNMENT AGREEMENT
XV         [INTENTIONALLY OMITTED]
XVI        FORM OF CERTIFICATE RE NON-BANK STATUS
XVII       FORM OF COMPANY GUARANTY
XVIII      FORM OF MASTER NOTE
XIX        FORM OF INTERCOMPANY PURCHASE MONEY NOTE
XX         FORM OF INTERCOMPANY NOTE
XXI        FORM OF FINANCE SUB INTERCOMPANY PLEDGE AND SECURITY AGREEMENT
XXII       FORM OF SUBSIDIARY GUARANTY
XXIII      FORM OF FINANCE SUB AND OTHER SUBSIDIARY PLEDGE AND SECURITY
           AGREEMENT
XXIV       FORM OF INTERCOMPANY PLEDGE AND SECURITY AGREEMENT
XXV        FORM OF COLLATERAL ACCOUNT AGREEMENT
XXVI       FORM OF INCREMENTAL FACILITY SUPPLEMENT
XXVII      FORM OF COMPANY PLEDGE AND SECURITY AGREEMENT

                              SCHEDULES

1.2      UNRESTRICTED SUBSIDIARIES
2.1      LENDERS' COMMITMENTS AND PRO RATA SHARES
3.1      INTERCONNECTION AGREEMENTS
4.1      SUBSIDIARIES OF COMPANY
4.1E     LICENSES
4.2C     GOVERNMENTAL CONSENTS
4.6      LITIGATION
4.14     EMPLOYEE MATTERS
6.1      CERTAIN EXISTING INDEBTEDNESS
6.2      CERTAIN EXISTING LIENS
6.3      CERTAIN EXISTING INVESTMENTS
6.4      CERTAIN EXISTING CONTINGENT OBLIGATIONS



                                      -vi-


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         An extra section break has been inserted above this paragraph. Do not delete this section break if you plan to add text after the Table of Contents/Authorities. Deleting this break will cause Table of Contents/Authorities headers and footers to appear on any pages following the Table of Contents/Authorities.

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
                          e.spire COMMUNICATIONS, INC.
                           e.spire FINANCE CORPORATION

                                CREDIT AGREEMENT


        This CREDIT AGREEMENT is dated as of August 11, 1999, and entered into by and among e.spire COMMUNICATIONS, INC., a Delaware corporation ("COMPANY"), e.spire FINANCE CORPORATION, a Delaware corporation ("FINANCE SUB"; Company and Finance Sub are each individually referred to herein as a "BORROWER" and collectively as "BORROWERS"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), GOLDMAN SACHS CREDIT PARTNERS L.P., as sole lead arranger (in such capacity, "ARRANGER") and syndication agent (in such capacity, "SYNDICATION AGENT"), THE BANK OF NEW YORK ("BNY"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT"), FIRST UNION NATIONAL BANK, as documentation agent (in such capacity, "DOCUMENTATION AGENT"), and NEWCOURT COMMERCIAL FINANCE CORPORATION, as collateral agent (in such capacity, "COLLATERAL AGENT").

                                 R E C I T A L S

        WHEREAS, Company has formed Finance Sub as a Wholly Owned Subsidiary (terms used in these Recitals without definition have the meanings assigned to such terms in subsection 1.1) to obtain the working capital credit facility described below and to facilitate providing purchase money financing of Telecommunications Assets for its Subsidiaries;

        WHEREAS, Company desires that Lenders extend (i) to Finance Sub, a revolving credit facility in the principal amount of $35 million, the Series A Revolving Loans, to be used to finance capital expenditures and for working capital and other general corporate purposes, including permitted acquisitions,
(ii) to Company, a multi-draw term credit facility in the principal amount of $55 million, the Series B Term Loans, and (iii) to Company, a term credit facility in the principal amount of $110 million, the Series C Term Loans, in the case of (ii) and (iii) to be used solely to provide purchase money financing for the acquisition, construction or improvement of Telecommunications Assets of Company and its Restricted Subsidiaries;

        WHEREAS, Company shall loan to Finance Sub all of the proceeds of its borrowings under the Series B Term Loans and Series C Term Loans, which loans to Finance Sub shall be evidenced by the Master Note and secured by a pledge of the Intercompany Purchase Money Notes and security therefor and all other assets of Finance Sub, pursuant to the Finance Sub Intercompany Pledge and Security Agreement;

        WHEREAS, Finance Sub intends from time to time to loan to Restricted Subsidiaries the proceeds of its borrowings under the Master Note, the proceeds of such loans to be used by such Restricted Subsidiaries to finance the cost of the acquisition, construction or improvement of Telecommunications Assets; such loans to be evidenced by the Intercompany Purchase Money Notes and to be secured by all of the assets of such Restricted Subsidiaries pursuant to the Intercompany Pledge and Security Agreement;

        WHEREAS, Company has agreed to guarantee the Obligations of Finance Sub hereunder and under the other Loan Documents and desires to secure all of its Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority pledge of the Master Note, together with all security therefor and a First Priority security interest in all other assets of Company and a First Priority pledge of all of the Capital Stock of Finance Sub, pursuant to the Company Pledge and Security Agreement;

        WHEREAS, each of the Restricted Subsidiaries of Finance Sub have agreed to guarantee the Obligations of Finance Sub hereunder and under the other Loan Documents with respect to extensions of credit under the Series A Loan Commitments; and

        WHEREAS, each of Finance Sub and the Subsidiary Guarantors desire to secure all of its respective Obligations under the Loan Documents with respect to extensions of credit under the Series A Loan Commitments by granting to Administrative Agent, on behalf of Lenders, a First Priority pledge of all of the Capital Stock of each of its Restricted Subsidiaries and all of its other assets, pursuant to the Finance Sub and Other Subsidiary Pledge and Security Agreement;

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders, Arranger, Syndication Agent, Documentation Agent, and Administrative Agent agree as follows:

                                  SECTION 1.
                                 DEFINITIONS

1.1     CERTAIN DEFINED TERMS.

        The following terms used in this Agreement shall have the following meanings:

                "ACSI NETWORK SALES" means Asset Sales by ACSI Network Technologies, Inc. in the ordinary course of its business of designing and constructing networks for sale to other Persons.

                "ADDITIONAL NOTES" means unsecured senior or subordinated notes issued by Company after the Closing Date which (i) have terms that are no more restrictive to Company and its Subsidiaries (including without limitation in terms of covenants, events of default, grace periods and other rights granted to the holders thereof) than the Existing Senior Notes, (ii) have no required payments of principal until after the Series C Maturity Date and (iii) are not guaranteed by any Subsidiary of Company.

                "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the per annum rate for deposits in Dollars for a period corresponding to the duration of the relevant Interest Period which appears on Telerate Page 3750 at approximately 11:00 a.m. (London time) on such Interest Rate Determination Date or (b) if such rate does not appear on Telerate Page 3750 on such Interest Rate Determination Date, the per annum rate (rounded upward to the nearest 1/16 of 1%) at which deposits in Dollars are offered by Administrative Agent to first class banks in the London interbank market, in the approximate amount of Administrative Agent's relevant Eurodollar Loan

        (which principal amount shall be deemed to be $1,000,000 in the event Administrative Agent is not making, converting to or continuing a Eurodollar Rate Loan) and having a maturity approximately equal to such Interest Period, at approximately 11:00 a.m. (London time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D). The reference to Telerate Page 3750 in this definition shall be construed to be a reference to the relevant page or any other page that may replace such page on the Telerate service or any other service that may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rate for deposit in Dollars.

                "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.5A.

                "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

                "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                "AGENT" means, individually, each of Arranger, Syndication Agent, Documentation Agent, Collateral Agent and Administrative Agent and "AGENTS" means Arranger, Syndication Agent, Documentation Agent, Collateral Agent and Administrative Agent, collectively.

                "AGGREGATE PERCENTAGE OF COMMITMENTS FUNDED" means the percentage obtained by dividing (i) the average of the daily principal amount of Series A Revolving Loans and Series B Term Loans outstanding during the Pricing Period by (ii) the average of the daily principal amount of Series A Revolving Loan Commitments and Series B Term Loan Commitments outstanding during the Pricing Period. For purposes of this definition, the principal amount of Series B Term Loan Commitments outstanding shall be the original amounts of the Series B Term Loan Commitments as reduced by any scheduled, voluntary or mandatory reductions pursuant to subsection 2.4.

                "AGREEMENT" means this Credit Agreement dated as of August 11, 1999, as it may be amended, supplemented or otherwise modified from time to time.

                "APPLICABLE COMMITMENT FEE PERCENTAGE" means, with respect to any Pricing Period, the per annum rate set forth below corresponding to the Aggregate Percentage of Loan Commitments Funded in effect for such Pricing Period:

===============================================================================
                 AGGREGATE PERCENTAGE                      APPLICABLE
                    OF COMMITMENTS                       COMMITMENT FEE
                        FUNDED                             PERCENTAGE
-------------------------------------------------------------------------------
Less than or equal to 33%                                    1.75%
-------------------------------------------------------------------------------
Greater than 33% but less than or                            1.25%
equal to 67%
-------------------------------------------------------------------------------
More than 67%                                                0.75%
===============================================================================

                Notwithstanding anything to the contrary in the foregoing, (i) until the first Pricing Determination Date and at any time when an Event of Default has occurred and is continuing, the Applicable Commitment Fee Percentage shall be the percentage per annum corresponding to an Aggregate Percentage of Commitments Funded of less than or equal to 33% and (ii) the Applicable Commitment Fee Percentage with respect to any Incremental Facility Commitment shall be the percentage per annum set forth in the Incremental Facility Supplement.

                "APPLICABLE MARGIN" means (i) with respect to Series C Term Loans, 4.50% for Eurodollar Rate Loans and 3.50% for Base Rate Loans and
        (ii) with respect to Series A Revolving Loans and Series B Term Loans
        (a) 4.00% for Eurodollar Rate Loans and 3.00% for Base Rate Loans until Company's Consolidated Adjusted EBITDA has been a positive number for two consecutive Fiscal Quarters as set forth in the Compliance Certificates delivered by Company to Administrative Agent pursuant to clause (iii) of subsection 5.1 (the date of satisfaction of such condition being the "RATE ADJUSTMENT DATE"), and (b) from and after the Rate Adjustment Date, with respect to any Pricing Period, the rate per annum rate set forth below corresponding to the Leverage Ratio in effect for such Pricing Period:

==================================================================================
                                                 APPLICABLE MARGIN
----------------------------------------------------------------------------------
         LEVERAGE                      EURODOLLAR
          RATIO                        RATE LOANS              BASE RATE LOANS
----------------------------------------------------------------------------------
Greater than 10:1                        3.75%                    2.75%
----------------------------------------------------------------------------------
Less than 10:1 but greater               3.50%                    2.50%
than or equal to 8:1
----------------------------------------------------------------------------------
Less than 8:1 but greater                3.25%                    2.25%
than or equal to 6:1
----------------------------------------------------------------------------------
Less than 6:1                            3.00%                    2.00%
==================================================================================

        Notwithstanding anything to the contrary in the foregoing, (i) at any time when an Event of Default has occurred and is continuing, the Applicable Margin for Series A Revolving Loans and Series B Term Loans shall be 4.00% for Eurodollar Rate Loans and 3.00% for Base Rate Loans, and (ii) the Applicable Margin with respect to any Incremental Loan shall be the per annum rate set forth in the Incremental Facility Supplement.

                "ARRANGER" has the meaning assigned to that term in the introduction to this Agreement.

                "ASSET SALE" means the sale, conveyance, transfer, assignment or other disposition by Company or any of its Restricted Subsidiaries to any Person other than Company or any of its Restricted Subsidiaries of
        (i) any of the Capital Stock of any Restricted Subsidiary, (ii) substantially all of the assets of any division or line of business of Company or any Restricted Subsidiary, or (iii) any other assets (whether tangible or intangible) of Company or any Restricted Subsidiary other than assets sold in the ordinary course of business to the extent the aggregate value of such assets sold in any single transaction or related series of transactions does not exceed $150,000. Notwithstanding anything herein to the contrary, dispositions of assets pursuant to Use Agreements shall constitute Asset Sales.

                "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit XIV annexed hereto.

                "AUDITOR'S LETTER" means a letter in form and substance satisfactory to Arranger and Administrative Agent acknowledged and agreed to by Company and KPMG Peat Marwick LLP and delivered to Arranger and Administrative Agent pursuant to subsection 3.1M.

                "BNY" has the meaning assigned to that term in the introduction to this Agreement.

                "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                "BASE RATE" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

                "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

                "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                "CAPITAL LEASE OBLIGATION" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person prepared in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                "CAPITAL STOCK" means, (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests, whether general or limited,
        (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

                "CASH" means money, currency or a credit balance in a Deposit Account.

                "CASH BALANCES" means, with respect to any Person, as of any date of determination, the aggregate Dollar amount of Cash and Cash Equivalents held by such Person, excluding any Cash or Cash Equivalents held in an escrow or other restricted account.

                "CASH EQUIVALENTS" means, as at any date of determination, (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 with a maturity date not more than one year from the date of acquisition; (iii) repurchase obligations with a term of not more than seven days for underlying security of the types described in clause (i) above entered into with any bank meeting the qualification specified in clause (ii) above; (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof within 90 calendar days after the date of acquisition thereof and, at the time of acquisition, having a rating of A or better from Standard & Poor's Ratings Group ("STANDARD & POOR'S") or A-2 or better from Moody's Investors Service, Inc. ("MOODY'S"); (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 and commercial paper issued by others having one of the two highest ratings obtainable from either Standard & Poor's or Moody's and in each case maturing within 90 days after the date of acquisition; (vi) overnight bank deposits and bankers acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500,000,000; (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500,000,000; and

        (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through
        (vi).

                "CERTIFICATES OF DESIGNATION" means, collectively, (i) the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 14.75% Redeemable Preferred Stock due 2008 and Qualifications, Limitations and Restrictions Thereof and (ii) the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 12 3/4% Series A Junior Redeemable Preferred Stock Due 2009 and 12 3/4% Series B Junior Redeemable Preferred Stock Due 2009, in each case of Company.

                "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of Exhibit XVI annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

                "CLOSING DATE" means the date on or before August 11, 1999.

                "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) of Loan Parties in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

                "COLLATERAL ACCOUNT AGREEMENT" means the Collateral Account Agreement executed and delivered by Company and Administrative Agent on the Closing Date, substantially in the form of XXV annexed hereto, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                "COLLATERAL DOCUMENTS" collectively, the Company Pledge and Security Agreement, the Finance Sub Intercompany Pledge and Security Agreement, the Finance Sub and Other Subsidiary Pledge and Security Agreement, the Intercompany Pledge and Security Agreement, the Collateral Account Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents, in order to grant to Administrative Agent, on behalf of Lenders, or to another Loan Party, a lien on any real, personal or mixed property of such Loan Party as security for the Obligations or any obligations of such Loan Party under the Master Note or Intercompany Purchase Money Note.

                "COMMITMENTS" means the commitments of Lenders to make Loans (including Incremental Loans, if any) as set forth in subsection 2.1A.

                "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended (including, without limitation, the Telecommunications Act of 1996), or any successor statute or statutes thereto, and all Regulations thereunder, in each case as from time to time in effect.

                "COMMUNICATIONS REGULATORY AUTHORITY" means the FCC, any State PUC and any future federal, state or local communications regulatory commission, agency, department, board or authority.

                "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

                "COMPANY GUARANTY" means the Company Guaranty executed and delivered by Company on the Closing Date, substantially in the form of
        Exhibit XVII annexed hereto, as such Company Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

                "COMPANY PLEDGE AND SECURITY AGREEMENT" means the Company Pledge and Security Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit XXVII annexed hereto, as such Company Pledge and Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

                "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit VIII annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to subsection 5.1(iii).

                "CONFIDENTIAL INFORMATION MEMORANDUM" means that certain Confidential Information Memorandum dated July, 1999, relating to the Loans.

                "CONSOLIDATED ADJUSTED EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) any non-cash expense related to the issuance to employees or non-employees of such Person of Capital Stock or options to purchase Capital Stock of such Person and (vi) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity and minus, (a) interest income and (b) to the extent reflected in the income statement of such Person for such period, any non-cash credits that have the effect of increasing Consolidated Net Income of such Person for such period, all of the foregoing as determined on a consolidated basis for Company and its Restricted Subsidiaries in conformity with GAAP.

                "CONSOLIDATED ADJUSTED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Restricted Subsidiaries minus the aggregate Cash Balances of Company and its Restricted Subsidiaries (excluding any Cash Balances held in an escrow account or other restricted account other than the Collateral Account), determined on a consolidated basis in accordance with GAAP.

                "CONSOLIDATED ANNUALIZED EBITDA" means, as of the last day of any Fiscal Quarter, Consolidated Adjusted EBITDA for such Fiscal Quarter multiplied by four.

                "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including Capital Lease Obligations) by Company and its Restricted Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Restricted Subsidiaries.

                "CONSOLIDATED CASH CAPITAL EXPENDITURES" means, for any period, Consolidated Capital Expenditures for such period excluding, however, any such expenditures not made in Cash.

                "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, (i) Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs) plus (ii) cash dividends paid by Company on the Preferred Stock.

                "CONSOLIDATED CURRENT ASSETS" means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

                "CONSOLIDATED CURRENT LIABILITIES" means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP.

                "CONSOLIDATED EXCESS CASH FLOW" means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Loans, except to the extent the Commitments, are permanently reduced in connection with such repayments), (b) Consolidated Cash Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Cash paid to make Telecommunications Acquisitions to the extent permitted by subsection 6.9, (d) Consolidated Cash Interest Expense, and (e) the provision for current taxes based on income of Company and its Restricted Subsidiaries and payable in Cash with respect to such period.

                "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments made on Consolidated Total Debt, (iii) Consolidated Cash Capital Expenditures and (iv) provisions for current taxes based on income of Company and its Restricted Subsidiaries and payable in Cash with respect to such period, all of the foregoing as determined on a consolidated basis for Company and its Restricted Subsidiaries in conformity with GAAP.

                "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including Capital Lease Obligations and capitalized interest) of Company and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding

        Indebtedness of Company and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Agents and Lenders on or before the Closing Date.

                "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Restricted Subsidiary of Company) in which any other Person (other than Company or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Restricted Subsidiaries by such Person during such period,
        (ii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Company or is merged into or consolidated with Company or any of its Restricted Subsidiaries or that Person's assets are acquired by Company or any of its Restricted Subsidiaries, (iii) the income of any Restricted Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

                "CONSOLIDATED QUARTERLY ADJUSTED REVENUES" means, as at any date of determination, the aggregate stated income statement amount of revenue of Company and its Restricted Subsidiaries for the applicable Fiscal Quarter minus reciprocal compensation revenue for the applicable Fiscal Quarter, determined on a consolidated basis in accordance with GAAP.

                "CONSOLIDATED SENIOR DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Restricted Subsidiaries permitted to be outstanding under subsections 6.1(i) and (vi), determined on a consolidated basis in accordance with GAAP.

                "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                "CONSOLIDATED WORKING CAPITAL" means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

                "CONSOLIDATED WORKING CAPITAL ADJUSTMENT" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

                "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person
        (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof,
        (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument creating such Contingent Obligation, unless such primary obligation and maximum amount are not stated or determinable, in which case the amount of such Contingent Obligation shall be the maximum reasonably anticipated liability in respect to such Contingent Obligation.

                "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

                "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

                "DOCUMENTATION AGENT" has the meaning assigned that term in the introduction to this Agreement.

                "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

                "ELIGIBLE ASSIGNEE" means (i) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (ii) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor; provided that no Affiliate of Company shall be an Eligible Assignee.

                "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

                "ENVIRONMENTAL CLAIM" means any investigation, written notice, written notice of violation, claim, action, suit, proceeding, written demand, written abatement order or other written order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare as relating to the environment, in any manner applicable to Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
        Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
        Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C.
        Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Emergency

        Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

                "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

                "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under
        Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA, by reason of the application of Section 4212(c) of ERISA or on account of any liabilities arising by virtue of any former ERISA Affiliate of Company or any of its Subsidiaries under ERISA or the Code with respect to the period such entity was an ERISA Affiliate; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under
        Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against

        Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

                "EVENT OF DEFAULT" means each of the events set forth in Section 7.

                "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                "EXISTING CREDIT AGREEMENT" means that certain Loan and Security Agreement dated as of December 30, 1997 between Company and Newcourt Capital Corp. (as successor-in-interest to AT&T Commercial Finance Corporation, as amended prior to the Closing Date.

                "EXISTING SENIOR NOTE INDENTURES" means the indentures pursuant to which the Existing Senior Notes were issued, as such indentures may be amended from time to time to the extent permitted under subsection 6.15.

                "EXISTING SENIOR NOTES" means Company's (i) $190,000,000 in initial aggregate principal amount of 13% Senior Discount Notes due 2005, (ii) $120,000,000 in initial aggregate principal amount of 12 3/4% Senior Discount Notes due 2006, (iii) $220,000,000 in initial aggregate principal amount of 13 3/4% Senior Notes due 2007, and (iv) $375,000,000 in initial aggregate principal amount of 10.625% Senior Discount Notes due 2008.

                "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

                "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

                "FINANCE SUB" has the meaning assigned to that term in the introduction to this Agreement.

                "FINANCE SUB AND OTHER SUBSIDIARY PLEDGE AND SECURITY AGREEMENT" means, the Finance Sub and Other Subsidiary Pledge and Security Agreement executed and delivered by Finance Sub and its Subsidiaries on the Closing Date, substantially in the form of Exhibit XXIII annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

                "FINANCE SUB INTERCOMPANY PLEDGE AND SECURITY AGREEMENT" means the Finance Sub Intercompany Pledge and Security Agreement executed and delivered by Finance Sub and Company on the Closing Date, substantially in the form of Exhibit XXI annexed hereto, as such agreement may hereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 6.15.

                "FINANCIAL PLAN" has the meaning assigned to that term in subsection 5.1(xii).

                "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsections 6.2A(iii) and (iv)) and
        (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 6.2) to which such Collateral is subject.

                "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

                "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

                "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent and Swing Line Lender located at One Wall Street, 16th Floor, New York, New York 10268 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

                "FUNDING DATE" means the date of the funding of a Loan.

                "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

                "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

                "GSCP" means Goldman Sachs Credit Partners L.P., a Bermuda limited partnership.

                "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to Environmental Laws.

                "HAZARDOUS MATERIALS ACTIVITY" means any past, current, or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

                "INCREMENTAL FACILITY COMMITMENT" means the commitment of a Lender, if any, to make an Incremental Loan to Company pursuant to subsection 2.1A(vi), and "INCREMENTAL FACILITY COMMITMENTS" means such commitments of all Lenders and Eligible Assignees in the aggregate.

                "INCREMENTAL FACILITY COMMITMENT DATE" means the effective date of the Incremental Facility Supplement, if any.

                "INCREMENTAL FACILITY EXPOSURE" means, with respect to any Lender having an Incremental Facility Commitment as of any date of determination prior to the termination of the Incremental Facility Commitments, that Lender's Incremental Facility Commitment and thereafter, the aggregate outstanding principal amount of the Incremental Loans of that Lender.

                "INCREMENTAL FACILITY MATURITY DATE" means the date the Incremental Facility Commitments terminate and all Incremental Loans are due and payable in full which shall correspond to the Maturity Date of the Series B Term Loans or Series C Term Loans, as elected by Company and as set forth in the Incremental Facility Supplement.

                "INCREMENTAL FACILITY SUPPLEMENT" means a supplement to this Agreement executed and delivered by Company, Administrative Agent, Syndication Agent, Requisite Lenders, and the Lenders and New Incremental Facility Lenders providing Incremental Facility Commitments substantially in the form of Exhibit XXVI annexed hereto, which shall set forth (a) the aggregate amount of the Incremental Facility Commitments and the amount of the Incremental Facility Commitment of each Lender and (b) the Incremental Facility Maturity Date, the Applicable Margin, the Applicable Commitment Fee Percentage, the amortization schedule, any prepayment fees or other fees and any restrictions on availability or requirements for mandatory borrowings within specified time periods. Except as set forth in clauses (a) and
        (b) of this definition, no other terms of the Incremental Facility shall be set forth in the Incremental Facility Supplement.

                "INCREMENTAL LOAN" means a Loan made by a Lender to Company pursuant to subsection 2.1A(vi) and "INCREMENTAL LOANS" means any such Loan or Loans, collectively.

                "INCREMENTAL NOTES" means (i) the promissory notes, if any, of Company issued pursuant to subsection 2.1E and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 9.1B(i) in connection with assignments of the Incremental Commitments and Incremental Loans of any Lenders, in each case substantially in the form of Schedule C annexed to the Incremental Facility Supplement, as they may be amended, restated, replaced, supplemented or otherwise modified from time to time.

                "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) all Capital Lease Obligations,
        (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge

        Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

                "INDEMNITEE" has the meaning assigned to that term in subsection 9.3.

                "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, trade secrets, service marks, copyrights, technology, know-how, formulae and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

                "INTERCOMPANY LOAN DOCUMENTS" means the Master Note, the Intercompany Purchase Money Note, the Intercompany Note, the Intercompany Pledge and Security Agreement and the Finance Sub Intercompany Pledge and Security Agreement.

                "INTERCOMPANY NOTE" means the promissory note executed by Company and its Restricted Subsidiaries evidencing intercompany Indebtedness (other than Indebtedness required to be evidenced by the Master Note or Intercompany Purchase Money Notes), substantially in the form of Exhibit XX annexed hereto, as such document may be amended, supplemented or otherwise modified from time to time to the extent permitted by subsection 6.15.

                "INTERCOMPANY PLEDGE AND SECURITY AGREEMENT" means the Intercompany Pledge and Security Agreement executed and delivered by each Restricted Subsidiary on the Closing Date, and to be executed and delivered by each new Restricted Subsidiary from time to time thereafter in accordance with Subsection 5.8, substantially in the form of Exhibit XXIV annexed hereto, as such document may be amended, supplemented or otherwise modified from time to time to the extent permitted by subsection 6.15.

                "INTERCOMPANY PURCHASE MONEY NOTE" means the promissory note executed by the Restricted Subsidiaries in favor of Finance Sub evidencing any and all loans made by Finance Sub to each Restricted Subsidiary from proceeds of loans made by Company to Finance Sub under the Master Note, substantially in the form of Exhibit XIX annexed hereto, as such document may be amended, supplemented or otherwise modified from time to time to the extent permitted by subsection 6.15.

                "INTERCONNECTION AGREEMENT" means an agreement entered into with an incumbent provider of local exchange telephone service in accord with Sections 251 and 252 of the Communications Act.

                "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and
        (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

                "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

                "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Restricted Subsidiaries is a party.

                "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

                "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

                "INVENTORY" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

                "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any Restricted Subsidiary of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be (a) the original cost of such Investment plus (b) the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus (c) the lesser of (1) the aggregate amount of any repayments, redemptions, dividends or other distributions thereon or proceeds from the sale thereof, in each case to the extent of any Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) actually received by Company or any of its Restricted Subsidiaries in connection therewith, and (2) the aggregate amount described in the immediately preceding clauses (a) and (b).

                "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

                "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement or New Incremental Facility Lenders which shall become Lenders pursuant to an Incremental Facility Supplement upon the Incremental Facility Commitment Date, together with their successors and permitted assigns pursuant to subsection 9.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires.

                "LEVERAGE RATIO" means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt to (ii) Consolidated Annualized EBITDA, in each case as set forth in the most recent Compliance Certificate delivered by Company to Administrative Agent pursuant to clause (iii) of subsection 5.1.

                "LICENSES" means all licenses, authorizations, certifications, waivers and permits required from any Communications Regulatory Authority acting under the Communications Act or State Law.

                "LIEN" means any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other priority or preferential arrangement having the practical effect of any of the foregoing.

                "LOAN" or "LOANS" means one or more of the Series A Revolving Loans, Series B Term Loans, Series C Term Loans or Incremental Loans, if any, or any combination thereof.

                "LOAN DOCUMENTS" means this Agreement, the Notes, the Incremental Facility Supplement, if any, the Company Guaranty, the Subsidiary Guaranty, the Collateral Documents and the Intercompany Loan Documents.

                "LOAN PARTY" means each of Finance Sub, Company and any Restricted Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

                "MANAGEMENT SHARES" means shares of Capital Stock in Company issued to management of Company from and after the Closing Date.

                "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                "MASTER NOTE" means the Master Note executed by Finance Sub on the Closing Date in favor of Company to evidence any and all loans made by Company to Finance Sub from the proceeds of Series B Term Loans, Series C Term Loans or Incremental Loans, if any, substantially in the form of Exhibit XVIII annexed hereto, as such Master Note may thereafter be amended, supplemented or otherwise modified from time to time to the extent permitted by subsection 6.15.

                "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Restricted Subsidiaries or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

                "MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

                "MATURITY DATE" means (i) February 11, 2006 with respect to the Series A Revolving Loans and Series B Term Loans and (ii) August 11, 2006 with respect to the Series C Term Loans; provided that, in any case, the Maturity Date shall be (a) November 1, 2004, if Company has not refinanced the 13% Senior Notes due 2005 by November 1, 2004 and (b) April 1, 2005, if Company has not refinanced the 12-3/4% Senior Notes due 2006 by April 1, 2005.

                "MULTIEMPLOYER PLAN" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

                "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by Company or any Restricted Subsidiary (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any Restricted Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any Restricted Subsidiary in connection with the adjustment or settlement of any claims of Company or such Restricted Subsidiary in respect thereof.

                "NEW INCREMENTAL FACILITY LENDER" means a Person meeting the requirements of the definition of Eligible Assignee and approved by Administrative Agent and Syndication Agent (such approval not to be unreasonably withheld) whom Company requests to provide an Incremental Facility Commitment.

                "NON-RECOURSE INDEBTEDNESS" means Indebtedness as to which (i) neither Company nor any of its Restricted Subsidiaries (a) provides credit support (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise)) or (c) constitutes the lender and (ii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of

        Company or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

                "NOTES" means one or more of the Series A Revolving Notes, Series B Term Notes, Series C Term Notes or Incremental Notes, if any, or any combination thereof.

                "NOTICE OF BORROWING" means a notice substantially in the form of Exhibit I or Exhibit II annexed hereto delivered by Company or Finance Sub, as the case may be, to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

                "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company or Finance Sub, as the case may be, to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

                "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Agents, Lenders or their respective Affiliates or any of them under the Loan Documents, whether for principal, interest (including interest that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), fees, expenses, indemnification or otherwise.

                "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

                "ORGANIZATIONAL DOCUMENTS" means (i) with respect to any corporation, its certificate or articles of incorporation and its bylaws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, (iv) with respect to any limited liability company, its articles or certificate of organization and its operating agreement and (v) with respect to any other entity, its equivalent organizational, governing documents.

                "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

                "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

                        (i) Liens for taxes, assessments or governmental charges
                or claims the payment of which is not, at the time, required by subsection 5.3;

                        (ii) statutory Liens of landlords, statutory Liens of
                banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or
                (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

                        (iii) Liens incurred or deposits made in the ordinary
                course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                        (iv) any attachment or judgment Lien not constituting an
                Event of Default under subsection 7.8;

                        (v) leases or subleases granted to third parties in
                accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations and rights granted to third parties under Use Agreements;

                        (vi) easements, rights-of-way, restrictions,
                encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

                        (vii) any (a) interest or title of a lessor or sublessor
                under a lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                        (viii) Liens arising from filing UCC financing
                statements relating solely to leases permitted by this Agreement;

                        (ix) Liens in favor of customs and revenue authorities
                arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                        (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

                        (xi) Liens securing obligations (other than obligations
                representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries.

                "PERMITTED HOLDERS" means the Huff Alternative Income Fund, L.P., ING Equity Partners, L.P.I., Apex Investment Fund I, L.P., Apex Investment Fund II, L.P., The Productivity Fund II, L.P. and Anthony J. Pompliano and the respective Affiliates (other than Company and its Restricted Subsidiaries) of each of the foregoing.

                "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

                "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Company Pledge and Security Agreement, the Finance Sub and Other Subsidiary Pledge and Security Agreement, and the Finance Sub Intercompany Pledge and Security Agreement.

                "POTENTIAL EVENT OF DEFAULT" means a condition, act or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

                "PREFERRED STOCK" means, collectively, the 12 3/4% Junior Redeemable Preferred Stock due 2009 issued by Company and the 14 3/4% Redeemable Preferred Stock due 2008 issued by Company.

                "PRICING DETERMINATION DATE" means any date on which Company delivers financial statements to Administrative Agent and Lenders pursuant to clause (i) or (ii) of subsection 5.1 (accompanied by a Compliance Certificate delivered by Company pursuant to clause (iii) of subsection 5.1).

                "PRICING PERIOD" means (i) initially, the period commencing on the Closing Date and ending on the initial Pricing Determination Date and (ii) thereafter, any period commencing on the day immediately following a Pricing Determination Date and ending on the next succeeding Pricing Determination Date.

                "PRIME RATE" means the rate that BNY publicly announces from time to time as its prime lending rate, as in effect from time to time its Funding and Payment Office. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BNY or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Series A Revolving Loan Commitment or the Series A Revolving Loans of any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Series A Revolving Loan Exposure of that Lender by (b) the aggregate Series A Revolving Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Series B Term Loan Commitment or the Series B Term Loans of any Lender the percentage obtained by dividing (a) the Series B Term Loan Exposure of that Lender by (b) the aggregate Series B Term Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Series C Term Loan Commitment or the Series C Term Loans of any Lender, the percentage obtained by dividing (a) the Series C Term Loan Exposure of that Lender by (b) the aggregate Series C Term Loan Exposure of all Lenders, (iv) with respect to all payments, computations and other matters relating to any Incremental Facility Commitment or any Incremental Loan of any Lender, the percentage obtained by dividing (a) the Incremental Loan Exposure of that Lender by (b) the aggregate Incremental Loan Exposure of all Lenders, and (v) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) the sum of the Series A Revolving Loan Exposure of that Lender plus the Series B Term Loan Exposure of that Lender plus the Series C Term Loan Exposure of that Lender plus any Incremental Loan Exposure of that Lender by (b) the sum of the aggregate Series A Revolving Loan Exposure of all Lenders plus the aggregate Series B Term Loan Exposure of all Lenders plus the aggregate Series C Term Loan Exposure of all Lenders plus the aggregate Incremental Loan Exposure, if any, of all Lenders in any such case as the applicable percentage may be adjusted by the execution of the Incremental Facility Supplement and by assignments permitted pursuant to subsection 9.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii) and (v) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

                "PURCHASE MONEY DEBT ALLOWANCE" has the meaning given such term in the Existing Senior Note Indentures.

                "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(v).

                "REGISTER" has the meaning assigned to that term in subsection 2.1D.

                "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                "RELATED AGREEMENTS" means, collectively, the (i) Existing Senior Note Indentures and Existing Senior Notes and (ii) the Company Certificate of Designation.

                "RELATED TELECOMMUNICATIONS BUSINESS" means the business of being an inter-exchange carrier, a competitive local exchange carrier, an incumbent local exchange carrier, an internet service provider, a long-distance reseller, a backbone data provider or a data local exchange carrier, the business of designing, constructing, selling and leasing of telecommunications network infrastructure or the business of owning fiber for telecommunications purposes.

                "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

                "REQUISITE LENDERS" means Lenders having or holding more than 50% of the sum of the aggregate Series A Revolving Loan Exposure of all Lenders plus the aggregate Series B Term Loan Exposure of all Lenders plus the aggregate Series C Term Loan Exposure of all Lenders plus the aggregate Incremental Loan Exposure, if any, of all Lenders.

                "RESTRICTED JUNIOR PAYMENT" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding,
        (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to any Subordinated Indebtedness, the Existing Senior Notes or any Additional Notes.

                "RESTRICTED SUBSIDIARY" means each direct and indirect subsidiary of Company currently existing or hereafter formed or acquired which is not an Unrestricted Subsidiary.

                "RESTRUCTURING" means (i) the formation of Finance Sub as a Wholly Owned Subsidiary of Company and (ii) the contribution by Company to Finance Sub of all issued and outstanding Capital Stock of the Restricted Subsidiaries.

                "RESTRUCTURING DOCUMENTS" mean, collectively, each agreement, document or certificate executed in connection with the Restructuring.

                "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                "SERIES A REVOLVING LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

                "SERIES A REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Series A Revolving Loans to Company pursuant to subsection 2.1A(i), and "SERIES A REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

                "SERIES A REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Series A Revolving Loan Commitments, that Lender's Series A Revolving Loan Commitment and (ii) after the termination of the Series A Revolving Loan Commitments, the aggregate outstanding principal amount of the Series A Revolving Loans of that Lender.

                "SERIES A REVOLVING LOAN NOTES" means any promissory notes of Company issued pursuant to subsection 2.1E(i)(a) or the last sentence of subsection 9.1B(i) in connection with assignments of the Series A Revolving Loan Commitments or Series A Revolving Loans of any Lenders, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                "SERIES B TERM LOAN COMMITMENT" means the commitment of a Lender to make Series B Term Loans to Company pursuant to subsection 2.1A(ii), and "SERIES B TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

                "SERIES B TERM LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Series B Term Loan Commitments, that Lender's Series B Term Loan Commitment and (ii) after the termination of the Series B Term Loan Commitments, the aggregate outstanding principal amount of the Series B Term Loans of that Lender.

                "SERIES B TERM LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

                "SERIES B TERM NOTES" means any promissory notes issued by Company pursuant to subsection 2.1E(i)(b) or the last sentence of subsection 9.1B(i) in connection with assignments of the Series B Term Loan Commitments and Series B Term Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                "SERIES C TERM LOAN COMMITMENT" means the commitment of a Lender to make Series C Term Loans to Company pursuant to subsection 2.1A(iii), and "SERIES C TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

                "SERIES C TERM LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Series C Term Loan Commitments, that Lender's Series C Term Loan Commitment and
        (ii) after the funding of the Series C Term Loan Loans, the aggregate outstanding principal amount of the Series C Term Loans of that Lender.

                "SERIES C TERM LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(iii).

                "SERIES C TERM NOTES" means any promissory notes issued by Company pursuant to subsection 2.1E(i)(c) or the last sentence of subsection 9.1B(i) in connection with assignments of the Series C Term Loan Commitments and Series C Term Loans of any Lenders, in each case substantially in the form of Exhibit VI annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                "SOLVENT" means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                "STATE LAW" means any state law pertaining to or regulating intrastate and local telecommunications services, or any successor statute or statutes thereto, and all State Regulations pursuant to such State Law, in each case as from time to time in effect.

                "STATE PUC" means any state public utility commission or any other state commission, agency, department, board or authority with responsibility for regulating intrastate and local telecommunications services.

                "STATE REGULATIONS" means all rules, regulations, written policies, orders and decisions of any State PUC.

                "SUBORDINATED INDEBTEDNESS" means any Indebtedness of Company subordinated in right of payment to the Obligations.

                "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                "SUBSIDIARY GUARANTOR" means any Restricted Subsidiary of Company (other than Finance Sub) that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 5.8.

                "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by existing Restricted Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Restricted Subsidiaries of Company from time to time thereafter in accordance with subsection 5.8, substantially in the form of Exhibit XXII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

                "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1D.

                "SWING LINE LENDER" means BNY, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

                "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(v).

                "SWING LINE LOANS" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(v).

                "SWING LINE NOTE" means (i) the promissory note of Company issued pursuant to subsection 2.1E(ii) on the Closing Date and (ii) any promissory note issued by Company to any successor Administrative Agent and Swing Line Lender pursuant to the last sentence of subsection 8.5B, in each case substantially in the form of Exhibit VII annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

                "SYNDICATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

                "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

                "TELECOMMUNICATIONS ACQUISITIONS" means acquisitions by Finance Sub or its Restricted Subsidiaries of Persons principally engaged in a Related Telecommunications Business, provided that the Person acquired shall become a Wholly Owned Restricted Subsidiary and a Subsidiary Guarantor.

                "TELECOMMUNICATIONS ASSETS" means, with respect to any Person, assets (including, without limitation, rights-of-way, trademarks and licenses to use copyrighted material), that are utilized by such Person, directly or indirectly, in a Telecommunications Business. Telecommunications Assets shall include stock, joint venture or partnership interests in another Person; provided that substantially all of the assets of such other Person consist of Telecommunications Assets.

                "TELECOMMUNICATIONS BUSINESS" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities,
        (ii) creating, developing or marketing communications-related network equipment, software and other devices for use in (i) above or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those specified in (i) or (ii) above.

                "TOTAL GROSS CAPITALIZATION" means the (i) sum of (a) Consolidated Total Debt plus (b) paid-in capital which shall include (1) preferred stock and (2) stock issued to employees as compensation in the ordinary course of business consistent with past practice but shall exclude (3) additional equity issued as pay-in-kind dividends on issued and outstanding equity securities and (4) any warrants for equity securities issued in connection with Securities evidencing Indebtedness and which shall be determined without giving effect to any accumulated deficits resulting from operations minus (ii) the aggregate cumulative amount of Investments made by Company or its Restricted Subsidiaries from and after the Closing Date pursuant to subsection 6.3(vii).

                "TOTAL NET CAPITALIZATION" means the (i) sum of (a) Consolidated Adjusted Total Debt plus (b) paid-in capital which shall include (1) preferred stock and (2) stock issued to employees as compensation in the ordinary course of business consistent with past practice but shall exclude (3) additional equity issued as pay-in-kind dividends on issued and outstanding equity securities and (4) any warrants for equity securities issued in connection with Securities evidencing Indebtedness and which shall be determined without giving effect to any accumulated deficits resulting from operations minus (ii) the aggregate cumulative amount of Investments made by Company or its Restricted Subsidiaries from and after the Closing Date pursuant to subsection 6.3(vii).

                "TOTAL UTILIZATION OF SERIES A REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Series A Revolving Loans (other than Series A Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans.

                "TRANSACTION COSTS" means the fees, costs and expenses payable by Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

                "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

                "UNRESTRICTED SUBSIDIARY" means (i) each direct and indirect Subsidiary of Company which is designated as an Unrestricted Subsidiary on Schedule 1.2 annexed hereto and (ii) each other indirect Subsidiary of Company formed or acquired after the Closing Date which is designated by the Board of Directors of Company as an Unrestricted Subsidiary; provided, however, that in the case of each of clauses (i) and (ii), (a) such Subsidiary has total assets of $1,000 or less or the designation of such Subsidiary as an Unrestricted Subsidiary is effective immediately upon such Person becoming a Subsidiary of Company, (b) such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness, (c) neither Company nor any Restricted Subsidiary is party to any agreement which requires Company or any Restricted Subsidiaries to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve any specified financial or operating results and (d) such Subsidiary constitutes an "Unrestricted Subsidiary" under each indenture pursuant to which Company has outstanding Indebtedness. If, at any time, any Unrestricted Subsidiary would fail to meet any of the foregoing requirements to constitute an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date. Notice of the designation of any Subsidiary of Company as an Unrestricted Subsidiary shall be set forth in an Officers' Certificate delivered to Administrative Agent.

                "USE AGREEMENT" means any agreement pursuant to which Company or any Restricted Subsidiary sells ownership rights to, or rights to use (on an indefeasible right of use basis or otherwise), fiber optic cable, fiber conduits, innerducts, switches or similar assets.

                "VOTING STOCK" means, with respect to any Person, Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

                "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                "WHOLLY OWNED" means, with respect to any Person, a Subsidiary of such Person all of the outstanding Capital Stock or other equity interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                "YEAR 2000 COMPLIANT" means, with respect to any Person, that all software, hardware, firmware, equipment, goods or systems material to the business operations or financial condition of such Person, will properly perform date sensitive functions before, during and after the year 2000.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

        Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii) and (xii) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 4.3. If there is any change in the accounting principles and policies applicable to Company and its Subsidiaries in accordance with GAAP after the date hereof, Borrowers and the Lenders may (but shall not be obligated to) amend the definitions, covenants and other provisions of this Agreement to take into account such changes in accounting principles and policies.

1.3     OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

        Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or

"but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

                                   SECTION 2.
                   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

21.     COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

        (A) COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i), 2.1A(ii), 2.1A(iii) and 2.1A(iv) and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(v). The Lenders may (but shall not be obligated to) agree to make the Loans described in Subsection 2.1A(vi) in accordance with the terms and conditions set forth therein.

                (i) Series A Revolving Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Series A Revolving Loans permitted to be outstanding from time to time, to lend to Finance Sub from time to time during the period commencing the day after the Closing Date to but excluding the Maturity Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Series A Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The original amount of each Lender's Series A Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Series A Revolving Loan Commitments is $35,000,000; provided that the Series A Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Series A Revolving Loan Commitments pursuant to subsection 9.1B; and provided, further that the amount of the Series A Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Subsections 2.4A(i), 2.4B(ii) and 2.4B(iii). Each Lender's Series A Revolving Loan Commitment shall expire on the Maturity Date and all Series A Revolving Loans and all other amounts owed hereunder with respect to the Series A Revolving Loans and Series A Revolving
        Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Maturity Date.

                (ii) Series B Term Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Series B Term Loans permitted to be outstanding from time to time, to lend to Company during the period from the day after the Closing Date to but excluding August 11, 2003 an amount equal to its Pro Rata Share of the aggregate amount of the Series B Term Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Lender's Series B Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Series B Term Loan Commitments is $55,000,000; provided that the Series B Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Series B Term Loan Commitments pursuant to subsection 9.1B. Each Lender's Series B Term Loan

        Commitment shall expire on August 10, 2003 and any unfunded Series B Term Loan Commitments shall automatically terminate on such date. Company may make multiple borrowings under the Series B Term Loan Commitments, subject to (a) the limitations set forth in Section 2.1B,
        (b) that there shall be no more than six borrowings under the Series B Term Loan Commitments and (c) no more than one borrowing per calendar month may be made under the Series B Term Loan Commitments. All Series B Term Loans and all other amounts owed hereunder with respect to the Series B Term Loans and the Series B Term Loan Commitments shall be paid in full no later than the Maturity Date. Amounts borrowed under this subsection 2.1A(ii) and repaid may not be reborrowed.

                (iii) Series C Term Loans. Each Lender severally agrees to lend to Company on the Closing Date an amount equal to its Pro Rata Share of the aggregate amount of the Series C Term Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Lender's Series C Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Series C Term Loan Commitments is $110,000,000; provided that the Series C Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Series C Term Loan Commitments pursuant to subsection 9.1B. Company may make one borrowing under the Series C Term Loan Commitments. All Series C Term Loans and all other amounts owed hereunder with respect to the Series C Term Loans and the Series C Term Loan Commitments shall be paid in full no later than the Maturity Date. Amounts borrowed under this subsection 2.1A(iii) and repaid may not be reborrowed.

                (iv) Limitations on Loans. Anything contained in this Agreement to the contrary notwithstanding, the Loans shall be subject to the following limitations: (a) in no event shall the Total Utilization of Series A Revolving Loan Commitments at any time exceed the Series A Revolving Loan Commitments then in effect; (b) in no event shall the sum of the aggregate principal amounts of Series B Term Loans, Series C Term Loans and Incremental Loans, if any, outstanding exceed 80% of the cost of the acquisition, construction or improvement of the Telecommunications Assets acquired, constructed or improved with the proceeds of such Loans; (c) in no event shall the sum of the aggregate principal amounts of Series B Term Loans, Series C Term Loans and Incremental Loans, if any, outstanding, plus the aggregate amount of any Indebtedness outstanding in accordance with subsection 6.1(vi) exceed the Purchase Money Debt Allowance; and (d) the Total Utilization of Series A Revolving Loan Commitments plus the aggregate principal amount of Series B Term Loans outstanding shall not exceed $54,000,000 at any time prior to the date on which Company shall have received aggregate gross proceeds of at least $100,000,000 from the issuance after the Closing Date of (1) Capital Stock of Company and/or (2) Additional Notes.

                (v) Swing Line Loans. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Series A Revolving Loan Commitments available to Finance Sub from time to time during the period from the Closing Date to but excluding the Maturity Date by making Swing Line Loans to Finance Sub in an aggregate amount not exceeding the amount of the Swing

        Line Loan Commitment to be used for the purposes identified in subsection 2.5A, provided that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Series A Revolving Loans then in effect, shall not exceed Swing Line Lender's Series A Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Series A Revolving Loan Commitments made pursuant to subsection 2.4A(ii), 2.4B(ii) or 2.4B(iii) which reduces the aggregate Series A Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Series A Revolving Loan Commitments, as so reduced, without any further action on the part of Finance Sub, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Maturity Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(v) may be repaid and reborrowed to but excluding the Maturity Date.

                With respect to any Swing Line Loans which have not been voluntarily prepaid by Finance Sub pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Finance Sub) requesting Lenders to make Series A Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Series A Revolving Loans made by Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Finance Sub) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Series A Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Series A Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Series A Revolving Loans and shall be due under the Series A Revolving Note, if any, of Swing Line Lender. Finance Sub hereby authorizes Administrative Agent and Swing Line Lender to charge Finance Sub's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Series A Revolving Loans made by Lenders, including the Series A Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Finance Sub from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 9.5.

                If for any reason (a) Series A Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Series A Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Series A Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

                Anything contained herein to the contrary notwithstanding, each Lender's obligation to make Series A Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Company, Finance Sub or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that (1) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or
        (2) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 9.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

                (vi) Optional Incremental Facility. Subject to the provisions of this subsection 2.1A(vi), Company may at any time prior to the fourth anniversary of the Closing Date request Incremental Facility Commitments be provided hereunder in an aggregate amount of not less than $10,000,000 and not more than $100,000,000. In the event that Company desires to request Incremental Facility Commitments hereunder, (i) Company shall request each Agent and Lender and may request, in its discretion, New Incremental Facility Lenders, to provide Incremental Facility Commitments; provided that no Lender or Agent shall be obligated to provide an Incremental Facility Commitment. In the event one or more Lenders or New Incremental Facility Lenders agree to provide Incremental Facility Commitments, Company, such Lenders or New Incremental Facility Lenders, Administrative Agent and Syndication Agent shall enter into an Incremental Facility Supplement. The Incremental Facility Maturity Date and the amortization schedule for the Incremental Facility shall be, at the option of Company, the same as the Maturity Date and amortization schedule for either the Series B Term Loans or the Series C Term Loans. From and after the Incremental Facility Commitment Date to but excluding the Incremental Facility Maturity Date, each Lender or New Incremental Facility Lender becoming a Lender pursuant to the Incremental Facility Supplement severally agrees, subject to the terms and conditions of this Agreement, to lend to Company an amount not exceeding its Pro Rata Share of the aggregate amount of the Incremental Facility Commitments for the purposes identified in subsection 2.5B. The Incremental Facility Commitments of each Lender shall be adjusted to give effect to any assignments of the Incremental Facility Commitments pursuant to subsection 9.1B. Except as expressly provided in this subsection 2.1A(vi) and the Incremental Facility Supplement, the Incremental Facility Commitments shall be subject to all the terms and conditions of this Agreement.

                Notwithstanding anything herein to the contrary, any Incremental Facility Commitments provided hereunder shall be subject to the following conditions: (a) the proceeds of the Incremental Loans shall be used as set forth in subsection 2.5B; (b) in no event shall the aggregate amount of Incremental Loans outstanding at any time exceed the Incremental Facility Commitments then in effect; (c) in no event shall the sum of the aggregate principal amounts of Series B Term Loans, Series C Term Loans and Incremental Loans, if any, outstanding exceed 80% of the cost of the acquisition, construction or improvement of the Telecommunications Assets acquired, constructed or improved with the proceeds of such Loans; and (d) in no event shall the sum of the aggregate principal amounts of Series B Term Loans, Series C Term Loans and Incremental Loans, if any, outstanding, plus the aggregate amount of any Indebtedness outstanding in accordance with subsection 6.1(vi) exceed the Purchase Money Debt Allowance.

        (B) BORROWING MECHANICS. Series A Revolving Loans (other than Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(v) for the purpose of repaying any Refunded Swing Line Loans) or Series B Term Loans or Series C Term Loans or Incremental Loans, if any, made on any Funding Date shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Whenever Finance Sub desires Lenders to make Series A Revolving Loans, it shall deliver to Administrative Agent a Notice of Borrowing in the form of Exhibit I annexed hereto, and whenever Company desires Lenders to make Series B Term Loans, Series C Term Loans, or Incremental Loans, if any, it shall deliver to Administrative Agent a Notice of Borrowing in the form of Exhibit II annexed hereto, in each case no later than 10:00 a.m. (New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or one day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Swing Line Loans made on any Funding Date shall be in an aggregate minimum of $1,000,000 and integral multiples of $500,000 in excess of that amount. Whenever Finance Sub desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) in the case of Swing Line Loans and Loans made on the Closing Date, that such Loans shall be Base Rate Loans, (iv) in the case of Loans not made on the Closing Date, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Loans (other than Swing Line Loans) may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, the applicable Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

        Neither Administrative Agent nor any Lender shall incur any liability to either Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice the applicable Borrower shall have effected Loans hereunder.

        Each Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which such Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by such Borrower of the proceeds of any Loans shall constitute a re-certification by such Borrower, as of the applicable Funding Date, as to the matters to which such Borrower is required to certify in the applicable Notice of Borrowing.

        Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to make a borrowing in accordance therewith.

        (C) DISBURSEMENT OF FUNDS. All Loans (other than Swing Line Loans) under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative

Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(v) with respect to Series A Revolving Loans used to repay Refunded Swing Line Loans, upon satisfaction or waiver of the conditions precedent specified in subsections 3.1 (in the case of Loans made on the Closing Date) and 3.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to the applicable Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders, to be credited to an account designated in writing by the applicable Borrower.

        Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify the applicable Borrower and the applicable Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the applicable Borrower may have against any Lender as a result of any default by such Lender hereunder.

        (D) THE REGISTER.

                (i) Administrative Agent shall maintain, at its address referred to in subsection 9.7, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans (whether or not evidenced by a Note) of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                (ii) Administrative Agent shall record in the Register the Series A Revolving Loan Commitment, Series B Term Loan Commitment, Series C Term Loan Commitment and Incremental Facility Commitment, if any, and the Series A Revolving Loans, Series

        B Term Loans, Series C Term Loans and Incremental Loans, if any, from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Series A Revolving Loans, Series B Term Loans, Series C Term Loans or Incremental Loans, if any, of each Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans.

                (iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of each Series A Revolving Loan, Series B Term Loan, Series C Term Loan and Incremental Loan, if any, made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or either Borrower's Obligations in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

                (iv) Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 9.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

                (v) Each Borrower hereby designates BNY to serve as such Borrower's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent BNY serves in such capacity, BNY and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 9.3.

        (E) NOTES. Upon request of any Lender, the applicable Borrower shall execute and deliver (i) to each Lender (or to Administrative Agent for that Lender) (a) a Series A Revolving Loan Note substantially in the form of Exhibit IV annexed hereto to evidence that Lender's Series A Revolving Loans, in the principal amount of that Lender's Series A Revolving Commitment and with other appropriate insertions, (b) a Series B Term Note substantially in the form of
Exhibit V annexed hereto to evidence that Lender's Series B Term Loans, in the principal amount of that Lender's Series B Term Loan Commitment and with other appropriate insertions, and (c) a Series C Term Note substantially in the form of Exhibit VI annexed hereto to evidence that Lender's Series C Term Loans, in the principal amount of that Lender's Series C Term Loan Commitment and with other appropriate insertions, and (ii) to Swing Line Lender (or to Administrative Agent for Swing Line Lender) a Swing Line Note substantially in the form of Exhibit VII annexed hereto to evidence Swing Line Lender's Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions. Upon the execution and delivery of any Incremental Facility Supplement pursuant to subsection 2.1A(vi), upon request of any Lender, Company shall execute and deliver to each applicable Lender (or to Administrative Agent for that Lender), an Incremental Note to evidence that Lender's Incremental Facility Commitment (as set forth in the Incremental Facility Supplement) and with other appropriate insertions.

2.2     INTEREST ON THE LOANS.

        (A) RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Loan (other than Swing Line Loans) shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Loan (other than Swing Line Loans) shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Loan (other than Swing Line Loans) may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

        Subject to the provisions of subsections 2.2E and 2.7, the Loans shall bear interest through maturity as follows:

                (i) if a Base Rate Loan, then at the sum of the Base Rate plus the relevant Applicable Margin (as in effect from time to time); or

                (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the relevant Applicable Margin (as in effect from time to time during the applicable Interest Period).

        (B) INTEREST PERIODS. In connection with each Eurodollar Rate Loan, the applicable Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at the applicable Borrower's option, either a one-, two-, three- or six-month period; provided that:

                (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a

        Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

                (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (v), (vi), (vii) and (viii) of this subsection 2.2B, end on the last Business Day of a calendar month;

                (v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date for such Loans;

                (vi) no Interest Period with respect to any portion of the Series A Revolving Loans shall extend beyond the date on which a permanent reduction of the Series A Revolving Loan Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of Series A Revolving Loans that are Base Rate Loans plus (b) the aggregate principal amount of Series A Revolving Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Series A Revolving Loan Commitments then in effect over the aggregate principal amount of the Series A Revolving Loans then outstanding equals or exceeds the permanent reduction of the Series A Revolving Loan Commitments that is scheduled to occur on such date;

                (vii) no Interest Period with respect to any portion of the Series B Term Loans or Series C Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Series B Term Loans or Series C Term loans, as the case may be, unless the sum of (a) the aggregate principal amount of Series B Term Loans or Series C Term Loans, as the case may be, that are Base Rate Loans plus (b) the aggregate principal amount of Series B Term Loans or Series C Term Loans, as the case may be, that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Series B Term Loans or Series C Term Loans, as the case may be, on such date;

                (viii) no Interest Period with respect to any portion of the Incremental Loans, if any, shall extend beyond the date upon which a permanent reduction of the Incremental Facility Commitments, if any, is scheduled to occur unless the sum of (a) the aggregate principal amount of Incremental Loans that are Base Rate Loans plus (b) the aggregate principal amount of Incremental Loans that are Eurodollar Rate Loans with Interest

        Periods expiring on or before such date plus (c) the excess of the Incremental Facility Commitment then in effect over the aggregate principal amount of the Incremental Loans then outstanding equals or exceeds the permanent reduction of the Incremental Facility Commitment that is scheduled to occur on such date;

                (ix) there shall be no more than ten (10) Interest Periods outstanding at any time; and

                (x) in the event a Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, such shall be deemed to have selected an Interest Period of one month.

        (C) INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

        (D) CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, each Borrower shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

        The applicable Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, such Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

        Neither Administrative Agent nor any Lender shall incur any liability to either Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of such Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the applicable Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

        Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith.

        (E) DEFAULT INTEREST. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

        (F) COMPUTATION OF INTEREST. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3     FEES.

        (A) COMMITMENT FEES.

                (i) Company agrees to pay to Administrative Agent, for distribution to each Lender having a Series A Revolving Loan Commitment in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Maturity Date equal to the average of the daily excess of the Series A Revolving Loan Commitments over the sum of the aggregate principal amount of outstanding Series A Revolving Loans (but not any outstanding Swing Line Loans) multiplied by the Applicable Commitment Fee Percentage per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and ending on the Maturity Date.

                (ii) Company agrees to pay to Administrative Agent, for distribution to each Lender having a Series B Term Loan Commitment in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Maturity Date equal to the average of the daily excess of the Series B Term Loan Commitments over the sum of the aggregate principal amount of outstanding Series B Term Loans multiplied by the Applicable Commitment Fee Percentage per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and ending on the Maturity Date.

                (iii) Company agrees to pay to Administrative Agent, for distribution to each Lender having an Incremental Facility Commitment, if any, in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the applicable Incremental Facility Commitment Date to and excluding the termination date for the Incremental Facility Commitments equal to the average of the daily excess of the Incremental Facility Commitments over the aggregate principal amount of Incremental Loans outstanding, multiplied by (b) the Applicable Commitment Fee Percentage per annum specified in the Incremental Facility Supplement, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Incremental Facility Commitment Date, and ending on the date of termination of the Incremental Facility Commitments.

        (B) OTHER FEES. Borrowers agree to pay to Arranger and Administrative Agent such other fees in the amounts and at the times separately agreed upon between Company, Arranger and Administrative Agent.

2.4 PREPAYMENTS AND REDUCTIONS IN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

        (A) SCHEDULED REDUCTIONS OF COMMITMENTS AND REPAYMENTS OF LOANS.

                (i) Scheduled Reductions of Series A Revolving Loan Commitments. The Series A Revolving Loan Commitments shall be permanently reduced on the dates and in the amounts set forth below:

===============================================================
                                     SCHEDULED REDUCTION
                                    OF SERIES A REVOLVING
      DATE                            LOAN COMMITMENTS
---------------------------------------------------------------
November 11, 2005                        $12,500,000
---------------------------------------------------------------
February 11, 2006                        $22,500,000
===============================================================

        ; provided that the scheduled reductions of the Series A Revolving Loan Commitments set forth above shall be reduced in connection with any voluntary or mandatory reductions of the Series A Revolving Loan Commitments in accordance with subsection 2.4B(iv).

                (ii) Scheduled Payments of Series B Term Loans. Company shall make payments of principal on the Series B Term Loans in installments on the dates and in the amounts set forth below:


============================================================
                                      SCHEDULED REPAYMENT OF
      DATE                             SERIES B TERM LOANS
------------------------------------------------------------
November 11, 2003                           $4,500,000
------------------------------------------------------------
February 11, 2004                           $4,500,000
------------------------------------------------------------
May 11, 2004                                $4,500,000
------------------------------------------------------------
August 11, 2004                             $4,500,000
------------------------------------------------------------
November 11, 2004                           $6,750,000
------------------------------------------------------------
February 11, 2005                           $6,750,000
------------------------------------------------------------
May 11, 2005                                $6,750,000
------------------------------------------------------------
August 11, 2005                             $6,750,000
------------------------------------------------------------
November 11, 2005                          $10,000,000
============================================================

        ; provided that each scheduled installment of principal of the Series B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory repayments of the Series B Term Loans in accordance with subsection 2.4B(iv).

                (iii) Scheduled Payments of Series C Term Loans. Company shall make payments of principal on the Series C Term Loans in installments on the dates and in the amounts set forth below:


================================================================
                                        SCHEDULED REPAYMENT OF
     DATE                                SERIES C TERM LOANS
----------------------------------------------------------------
November 11, 2003                              $275,000
----------------------------------------------------------------
February 11, 2004                              $275,000
----------------------------------------------------------------
May 11, 2004                                   $275,000
----------------------------------------------------------------
August 11, 2004                                $275,000
----------------------------------------------------------------
November 11, 2004                              $275,000
----------------------------------------------------------------
February 11, 2005                              $275,000
----------------------------------------------------------------
May 11, 2005                                   $275,000
----------------------------------------------------------------
August 11, 2005                                $275,000
----------------------------------------------------------------
November 11, 2005                              $275,000
----------------------------------------------------------------
February 11, 2006                              $275,000
----------------------------------------------------------------
May 11, 2006                                   $275,000
----------------------------------------------------------------
August 11, 2006                            $106,975,000
================================================================

        ; provided that each scheduled installment of principal of the Series C Term Loans set forth above shall be reduced in connection with any voluntary or mandatory repayments of the Series C Term Loans in accordance with subsection 2.4B(iv).

                (iv) Scheduled Reductions of Incremental Facility Commitments and Repayments of Incremental Loans . The Incremental Facility Commitments and Incremental Loans, if any, shall be permanently reduced or repaid as provided in the Incremental Facility Supplement.

        (B) PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN COMMITMENTS.

                (i) Voluntary Prepayments. Borrowers may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, however, that with respect to any Eurodollar Rate Loan prepaid prior to the expiration of the Interest Period applicable thereto, Borrowers shall pay all amounts payable pursuant to subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

                (ii) Voluntary Reductions of Commitments. Borrowers may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (a) the Series A Revolving Loan Commitments in an amount up to the amount by which the Series A Revolving Loan Commitments exceed the Total Utilization of Series A Revolving Loan Commitments at the time of such proposed termination or reduction, (b) the Series B Term Loan Commitments in an amount up to the amount by which the Series B Term Loan Commitments exceed the Series B Term Loans outstanding at the time of such proposed termination or reduction or (c) the Incremental Facility Commitments in an amount up to the amount by which the Incremental Facility Commitments exceed the aggregate principal amount of all outstanding Incremental Loans at the time of such proposed termination or reduction; provided that any such partial reduction of the Series A Revolving Loan Commitments, Series B Term Loan Commitments or Incremental Facility Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Borrower's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Series A Revolving Loan Commitments, Series B Term Loan Commitments or Incremental Facility Commitments shall be effective on the date specified in Borrower's notice and shall reduce the Series A Revolving Loan Commitments, Series B Term Loan Commitment or Incremental Facility Commitment of each Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Series A Revolving Loan Commitments, Series B Term Loan Commitments or Incremental Facility Commitments shall be applied as specified in subsection 2.4B(iv).

                (iii) Mandatory Prepayments and Mandatory Reductions of Commitments. The Loans shall be prepaid and/or the Series A Revolving Loan Commitments, Series B Term Loan Commitments and the Incremental Facility Commitments, if any, shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

                        (a) Prepayments and Reductions From Net Asset Sale
                Proceeds. No later than the first Business Day following the date of receipt by Company or any of its Restricted Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale (excluding (1) Asset Sales relating to dispositions of assets pursuant to Use Agreements to the extent any initial payment thereunder is less than $5,000,000 and (2) ACSI Network Sales), Company or Finance Sub, as applicable, shall prepay the Loans, and the Series A Revolving Loan Commitments, the Series B Term Loan Commitments and the Incremental Facility Commitments, if any, shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds. Notwithstanding the foregoing, as long as no Event of Default or Potential
                Event of Default shall have occurred and be continuing, Company or Finance Sub, as applicable, shall not be required to make any mandatory prepayment pursuant to this subsection 2.4B(iii)(a) to the extent the Net Asset Sale Proceeds are reinvested in Telecommunications Assets used by Company and its Restricted Subsidiaries in the conduct of its business within 270 days from the date of receipt thereof. If upon any Asset Sale, Company elects to reinvest the Net Asset Sale Proceeds as permitted under this subsection 2.4B(iii)(a), (1) no later than the first Business Day following the consummation of such Asset Sale, Company shall deliver an Officers' Certificate to Administrative Agent demonstrating the derivation of the Net Asset Sale Proceeds of such Asset Sale from the gross sales prices thereof and certifying the portion of such proceeds which Company elects to reinvest in Telecommunications Assets and certifying that no Event of Default or Potential Event of Default shall have occurred and be continuing and (2) upon the expiration of 270 days after the date of receipt of the Net Asset Sale Proceeds certified as being scheduled for reinvestment, Company shall deliver to Administrative Agent an Officers' Certificate indicating the amount of Net Asset Sale Proceeds reinvested as of such date, the assets in which such Net Asset Sale Proceeds have been reinvested, and the amount of any remaining Net Asset Sale Proceeds which shall be applied to prepay the Loans and/or reduce the Commitments as set forth in this subsection 2.4B(iii)(a).

                        (b) Prepayments and Reductions from Net
                Insurance/Condemnation Proceeds. No later than the second Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and reduce the Series A Revolving Loan Commitments, the Series B Term Loan Commitments and the Incremental Facility Commitments, if any, pursuant to the provisions of subsection 5.4C, Company or Finance Sub, as applicable, shall prepay the Loans and the Series A Revolving Loan Commitments, the Series B Term Loan Commitments and the Incremental Facility Commitments, if any, shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                        (c) Prepayments and Reductions from Consolidated Excess
                Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year
                2002), Company or Finance Sub, as applicable, shall, no later than 100 days after the end of such Fiscal Year, prepay the Loans and/or the Series A Revolving Loan Commitments, the Series B Term Loan Commitments and the Incremental Facility Commitments, if any, shall be permanently reduced in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow.

                        (d) Prepayments Due to Restrictions of Series A
                Revolving Loan Commitments and Incremental Facility Commitments. Finance Sub shall from time to time prepay first the Swing Line Loans and second the Series A Revolving

                Loans to the extent necessary (1) so that the Total Utilization of Series A Revolving Loan Commitments shall not at any time exceed the Series A Revolving Loan Commitments then in effect and (2) to give effect to the limitations set forth in subsections 2.1A(i), 2.1A(iv) and the second paragraph of 2.1A(v). Company shall from time to time prepay the Series B Term Loans, Series C Term Loans, and Incremental Loans to the extent necessary to give effect to the limitations set forth in subsection 2.1A(iv) and the second paragraph of subsection 2.1A(vi).

                        (e) Prepayments Due to Payments of Master Note. Company
                shall, from time to time, prepay the Series B Term Loans, the Series C Term Loans and Incremental Loans, if any, to the extent necessary so that the aggregate outstanding amount of Series B Term Loans, the Series C Term Loans and Incremental Loans, if any, shall not at any time exceed the aggregate amount outstanding under the Master Note.

                        (f) Calculations of Net Proceeds Amounts, Additional
                Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and reductions of the Series A Revolving Loan Commitments, the Series B Term Loan Commitments and the Incremental Facility Commitments pursuant to subsections 2.4B(iii)(a)-(c), Company shall deliver to Administrative Agent an Officers' Certificate demonstrating the calculation of the amount (the "NET PROCEEDS AMOUNT") of the applicable Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds (as such terms are defined in subsections 2.4B(iii)(a) and (b) respectively) or the applicable Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate, Company or Finance Sub, as applicable, shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Series A Revolving Loan Commitments, the Series B Term Loan Commitments and the Incremental Facility Commitments, if any, shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                (iv) Application of Prepayments and Reductions of Commitments.

                        (a) Application of Voluntary Prepayments by Type of
                Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied (1) if made by Finance Sub, first to repay outstanding Swing Line Loans to the full extent thereof, and second to repay outstanding Series A Revolving Loans, if any, to the full extent thereof, and (2) if made by Company, first to repay outstanding Series B Term Loans, Series C Term Loans and Incremental Loans, if any, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof and then to reduce scheduled reductions of the Commitments or installments of principal set forth in subsections 2.4A(ii), 2.4A(iii) and 2.4A(iv) on a pro rata basis.

                        (b) Application of Mandatory Prepayments by Type of
                Loans. Any amount (the "APPLIED AMOUNT") required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Commitments pursuant to subsections 2.4B(iii)(a)-(c) shall be applied first, to prepay the outstanding Series B Term Loans, Series C Term Loans and Incremental Loans, if any, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be applied to reduce scheduled installments of principal on the Series B Term Loans, Series C Term Loans and Incremental Loans, if any, pursuant to subsections 2.4A(ii), (iii) and (iv) in inverse order of maturity; second, to the extent of any remaining portion of the Applied Amount, to prepay Swing Line Loans to the full extent thereof and to permanently reduce the Series A Revolving Loan Commitments by the amount of such prepayment; third, to the extent of any remaining portion of the Applied Amount, to prepay Series A Revolving Loans to the full extent thereof and to further permanently reduce the Series A Revolving Loan Commitments by the amount of such prepayment; and fourth, to the extent of any remaining portion of the Applied Amount, to further permanently reduce first, the Series B Loan Commitments and Incremental Facility Commitments, if any, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof and second, to further permanently reduce the Series A Revolving Loan Commitments to the full extent thereof.

                        (c) Application of Prepayments to Base Rate Loans and
                Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made pursuant to subsection 2.6D.

                        (d) Application of Unscheduled Reductions of
                Commitments. Any voluntary reduction of the Series A Revolving Loan Commitments, Series B Term Loan Commitments or Incremental Facility Commitments, if any, pursuant to subsection 2.4B(ii) shall be applied to reduce the scheduled reductions of the Series A Revolving Loan Commitments set forth in subsection 2.4A(i), Series B Term Loan repayments set forth in 2.4A(ii) or any scheduled reductions of the Incremental Facility Commitments set forth in the Incremental Facility Supplement on a pro rata basis. Any mandatory reduction of Series A Revolving Loan Commitments, Series B Term Loan Commitments or Incremental Facility Commitments, if any, pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled reductions of the Series A Revolving Loan Commitments or scheduled installments of principal on the Series B Term Loan Loans set forth in subsection 2.4A(i) and 2.4(ii) or any scheduled reductions of the Incremental Facility Commitments set forth in the Incremental Facility Supplement in inverse order of maturity.

                (v) Prepayment Fees. If any portion of the Series C Term Loans is prepaid on or prior to the second anniversary of the Closing Date, Company shall pay to Administrative Agent, for distribution to Lenders having Series C Term Loans so prepaid in accordance with their Pro Rata Shares, a fee equal to (1) 3.00% of the principal amount of Series C Term Loans so prepaid during the period commencing on the Closing Date and ending on the day prior to the first anniversary of the Closing Date and (2) 2.00% of the principal amount of Series C Term Loans so prepaid during the period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date. Upon any prepayment of any Incremental Facility Loans, Company shall pay any applicable prepayment fees set forth in the Incremental Facility Supplement.

        (C) GENERAL PROVISIONS REGARDING PAYMENTS.

                (i) Manner and Time of Payment. All payments by each Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day.

                (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

                (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

                (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

                (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

        (D) APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

                (i) Application of Proceeds of Collateral. Except as provided in subsection 2.4B(iii)(a) with respect to prepayments from Net Asset Sale Proceeds, all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                        (a) To the payment of all costs and expenses of such
                sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                        (b) thereafter, to the extent of any excess such
                proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

                        (c) thereafter, to the extent of any excess such
                proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

                (ii) Application of Payments Under Subsidiary Guaranty. All payments received by Administrative Agent under the Subsidiary Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                        (a) To the payment of the costs and expenses of any
                collection or other realization under the Subsidiary Guaranty, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all curvy in accordance with the terms of this Agreement and the Subsidiary Guaranty;

                        (b) thereafter, to the extent of any excess such
                payments, to the payment of all other Guarantied Obligations (as defined in the Subsidiary Guaranty) for the ratable benefit of the holders thereof; and

                        (c) thereafter, to the extent of any excess such
                payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

                (iii) Ratable Sharing of Proceeds of Collateral and Subsidiary Guaranty. Any and all amounts received by Administrative Agent in connection with the enforcement of any of the Collateral Documents or the Subsidiary Guaranty or in connection with a distribution in a bankruptcy, insolvency or similar proceeding to be applied against any of the Obligations hereunder shall be shared ratably by all Lenders hereunder in accordance with their Pro Rata Shares (as determined pursuant to clause (v) of the definition thereof) (provided however, that for purposes of such calculation, the Series B Term Loan Exposure and the Incremental Loan Exposure of each Lender shall be determined in accordance with clauses (ii) and (iv), respectively, whether or not the Series B Term Loan Commitments or the Incremental Facility Commitments have terminated), irrespective of whether the Obligations of all Lenders or only the Obligations of Lenders having outstanding Series A Revolving Loans, Series B Term Loans, Series C Term Loans or Incremental Loans are secured by the Collateral with respect to which such amounts are received or guaranteed by the Subsidiary Guaranty.

2.5     USE OF PROCEEDS.

        (A) SERIES A REVOLVING LOANS. The proceeds of the Series A Revolving Loans shall be applied by Finance Sub for working capital and for other general corporate purposes, including the financing of capital expenditures from time to time.

        (B) SERIES B TERM LOANS, SERIES C TERM LOANS AND INCREMENTAL LOANS. The proceeds of the Series B Term Loans, Series C Term Loans and Incremental Loans, if any, shall be applied by Company solely to finance the acquisition, construction or improvement of Telecommunications Assets of Company and its Restricted Subsidiaries; provided that Company shall use all proceeds of any Series B Term Loans, Series C Term Loans and Incremental Loans, if any, to make intercompany loans to Finance Sub pursuant to the Master Note which shall be secured by the Finance Sub Pledge and Security Agreement, and Finance Sub shall in turn make intercompany loans of such proceeds to the applicable Restricted Subsidiary of Finance Sub pursuant to the Intercompany Purchase Money Note which shall be secured by the Intercompany Pledge and Security Agreement.

        (C) MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or

Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6     SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

        Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

        (A) DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company or Finance Sub, as applicable, and each Lender.

        (B) INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company or Finance Sub, as applicable, and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company or Finance Sub, as applicable, and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by either Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

        (C) ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a

Eurodollar Rate Loan then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, such Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

        (D) COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Each Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by such Borrower, or (iv) as a consequence of any other default by such Borrower in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

        (E) BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

        (F) ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

        (G) EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default and upon notice to such effect to Borrowers from the Administrative Agent or Requisite Lenders which notice may be delivered after delivery of a Notice of Borrowing or Notice of Conversion/Continuation but prior to the funding or continuation or conversion of Loans pursuant thereto, (i) no Borrower may elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and
(ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by such Borrower.

2.7     INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

        (A) COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

                (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

                (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the applicable Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver as soon as reasonably practicable to each Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender by such Borrower under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        (B) WITHHOLDING OF TAXES.

                (i) Payments to Be Free and Clear. All sums payable by each Borrower under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

                (ii) Grossing-up of Payments. If a Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by such Borrower to Administrative Agent or any Lender under any of the Loan Documents:

                        (a) Such Borrower shall notify Administrative Agent of
                any such requirement or any change in any such requirement as soon as Company becomes aware of it;

                        (b) Such Borrower shall pay any such Tax before the date
                on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on such Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                        (c) the sum payable by such Borrower in respect of which
                the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                        (d) within 30 days after paying any sum from which it is
                required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, such Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

        provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

                (iii) Evidence of Exemption from U.S. Withholding Tax.

                        (a) Each Lender that is not a U.S. person as defined in
                Section 7701(a)(30) of the Code (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative Agent for transmission to Borrowers, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrowers or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is exempt from United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                        (b) Each Lender required to deliver any forms,
                certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Borrowers two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence.

                        (c) Borrowers shall not be required to pay any
                additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Borrowers of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

                (iv) Payment of Refunds. If the Administrative Agent or any Lender receives a refund in respect of any Taxes paid by a Borrower pursuant to Section 2.7(B)(ii)(b), which in the reasonable judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by the relevant Borrower in connection with such Taxes, to such Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that such Borrower agrees to promptly return such refund to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such refund.

        (C) CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, the National Association of Insurance Commissioners, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, the National Association of Insurance

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Commissioners or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy) by an amount which such Lender deems material, then from time to time, within five Business Days after receipt by Borrowers from such Lender of the statement referred to in the next sentence, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that Borrowers shall not be required to compensate a Lender pursuant to this subsection 2.7C for any amounts incurred more than six months prior to the date that such Lender notifies Borrowers of such Lender's intention to claim compensation therefor, except that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

        (D) SUBSTITUTE LENDERS. In the event Company is required under the provisions of this subsection 2.7 to make payments in a material amount to any Lender or in the event any Lender fails to lend to Borrowers in accordance with this Agreement, Borrowers may, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination,
(i) each Borrower shall pay that Lender all principal, interest and fees and other amounts (including without limitation, amounts, if any, owed under this subsection 2.7) owed to such Lender through such date of termination, (ii) another financial institution satisfactory to Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the judgment of Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent), to evidence the substitution of such Lender shall have been received and approved by Administrative Agent as of such date.

2.8     OBLIGATION OF LENDERS TO MITIGATE.

        Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender



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would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

                                   SECTION 3.
                               CONDITIONS TO LOANS

        The obligations of Lenders to make Loans hereunder are subject to the satisfaction of the following conditions.

3.1     CONDITIONS TO SERIES C TERM LOANS.

        The obligations of Lenders to make the Series C Term Loans on the Closing Date are, in addition to the conditions precedent specified in subsection 3.2, subject to prior or concurrent satisfaction of the following conditions:

        (A) LOAN PARTY DOCUMENTS. On or before the Closing Date, Borrowers shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to each Borrower or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

                (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization if such certification is generally available and in each other case, by its secretary or assistant secretary;

                (ii) To the extent generally available, a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent requested by Arranger or Administrative Agent, each other State in which such Person is qualified as a foreign entity to do business and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

                (iii) Resolutions of the Board of Directors, board of managers or other required authorizing authority of such Person approving and authorizing the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

                (iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

                (v) Executed originals of the Loan Documents to which such Person is a party; and

                (vi) Such other documents as Arranger or Administrative Agent may reasonably request.

        (B) NO MATERIAL ADVERSE EFFECT. Since December 31, 1998 no Material Adverse Effect (in the opinions of Arranger and Administrative Agent) shall have occurred.

        (C) MATTERS RELATING TO CERTAIN EXISTING INDEBTEDNESS OF COMPANY AND ITS SUBSIDIARIES. On the Closing Date, Company and its Restricted Subsidiaries shall have (i) repaid in full all Indebtedness outstanding under the Existing Credit Agreement, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Arranger and Administrative Agent all documents or instruments (including without limitation termination statements, releases and reconveyances of mortgages) necessary to release all Liens securing Indebtedness or other obligations of Company and its Restricted Subsidiaries thereunder and pay-off and release letters, all in form and substance satisfactory to Administrative Agent and Arranger, and (iv) made arrangements satisfactory to Arranger and Administrative Agent with respect to the cancellation of any letters of credit issued thereunder.

        (D) CONSUMMATION OF RESTRUCTURING. (i) Finance Sub shall have been duly organized as a corporation in form and substance satisfactory to Arranger and Administrative Agent and the Restructuring shall have been consummated in accordance with the Restructuring Documents, which shall be in form and substance satisfactory to Arranger and Administrative Agent, and (ii) Arranger and Administrative Agent shall have received an officer's certificate of Company certifying that, as of the Closing Date, each transaction constituting the Restructuring has been duly authorized by all necessary action of the Loan Parties, their respective Subsidiaries and all other Persons, and each such transaction has been consummated in accordance with all applicable laws.

        (E) MASTER NOTE, INTERCOMPANY NOTES AND PLEDGE AND SECURITY AGREEMENTS.
(i) The Master Note and Finance Sub Intercompany Pledge and Security Agreement shall have been executed and delivered by Finance Sub to Company, together with all other documents including without limitation UCC-1 financing statements required to perfect the security interests granted to Company thereunder and
(ii) each Restricted Subsidiary (other than Finance Sub) (after giving effect to the Restructuring) shall have executed and delivered a counterpart signature page to the Intercompany Purchase Money Note and a counterpart signature page to the Intercompany Pledge and Security Agreement to Finance Sub, together with all other documents including without limitation UCC-1 financing statements required to perfect the security interests granted to Finance Sub thereunder.



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

        (F) LICENSES; COMPLIANCE WITH COMMUNICATIONS ACT AND STATE LAW; OTHER NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS.

                (i) Licenses. Each material License with respect to the business of Company and its Restricted Subsidiaries shall be in full force and effect.

                (ii) Compliance with Communications Act and State Law. Company and its Subsidiaries shall be in compliance with the Communications Act and State Law in all material respects.

                (iii) Necessary Governmental Authorizations and Consents. Company shall have obtained any Governmental Authorization and all consents of other Persons, in each case that are necessary in connection with transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                (iv) Interconnection Agreements. Except as set forth on Schedule
        3.1 annexed hereto, Company or its Subsidiaries, as applicable, shall have executed such Interconnection Agreements as may be necessary for the current or intended operation of business conducted by Company and its Subsidiaries, and each such Interconnection Agreement shall be in full force and effect.

        (G) RELATED AGREEMENTS. Administrative Agent and Arranger shall have received executed or conformed copies of each of the Related Agreements and any amendments thereto on or before the Closing Date, certified pursuant to an officer's certificate as being true and correct copies of each of the Related Agreements and all amendments thereto on or before the Closing Date.

        (H) SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. Each of Arranger and Administrative Agent shall have received evidence satisfactory to it that Borrowers and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of Arranger and Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

                (i) Schedules to Collateral Documents. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents.

                (ii) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to Company



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

        Pledge and Security Agreement and the Finance Sub and Other Subsidiary Pledge and Security Agreements and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

                (iii) Lien Searches and UCC Termination Statements. Arranger and Administrative Agent shall have received (a) the results of a recent search, by a Person satisfactory to Arranger and Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

                (iv) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Arranger and Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

                (v) Opinions of Local Counsel. Delivery to Arranger and Administrative Agent of an opinion of counsel substantially in the form of Exhibit XI annexed hereto (which counsel shall be reasonably satisfactory to Arranger and Administrative Agent) under the laws of such jurisdictions, as requested by Administrative Agent and Arranger, in which any Loan Party or any personal or mixed property Collateral is located, with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Arranger and Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Arranger and Administrative Agent.

        (I) FINANCIAL STATEMENTS. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of Company and its Subsidiaries for the Fiscal Year ended December 31, 1998, consisting of balance sheets and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such Fiscal Year, (ii) unaudited financial statements of Company and its Subsidiaries as at March 31, 1999; consisting of a balance sheet and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for the six-month period ending on such date, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (iii) unaudited financial statements of Company and its Subsidiaries as of the month most recently ended, consisting of a balance sheet



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

and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the period ending on such date.

        (J) EVIDENCE OF INSURANCE. Arranger and Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 5.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 5.4.

        (K) OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders shall have received (i) originally executed copies of one or more favorable written opinions of (a) Simpson Thacher & Bartlett, counsel for Loan Parties, and Riley M. Murphy, Executive Vice President Legal and Regulatory Affairs and General Counsel of Company, (b) local corporate counsel in Maryland, Florida and Virginia and (c) Kelley, Drye & Warren, regulatory counsel for Loan Parties, in each case in form and substance reasonably satisfactory to Administrative Agent and Arranger and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibits IX, X and XIII annexed hereto and as to such other matters as Administrative Agent or Arranger acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Arranger and Administrative Agent that Company has requested such counsel to deliver such opinions to Lenders.

        (L) OPINIONS OF ARRANGER'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Arranger, dated as of the Closing Date, substantially in the form of Exhibit XII annexed hereto and as to such other matters as Arranger may reasonably request.

        (M) AUDITOR'S LETTER. Arranger and Administrative Agent shall have received an executed Auditor's Letter.

        (N) COMMITMENT LETTER, FEE LETTER AND PAYMENT OF FEES. The Commitment Letter and Fee Letter, each dated June 3, 1999, by and between Arranger and Company shall be in full force and effect and duly and validly binding upon Company. Company shall have paid to Arranger and Administrative Agent, for distribution (as appropriate) to Arranger, Administrative Agent and Lenders, the fees due and payable on the Closing Date referred to in subsection 2.3.

        (O) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Borrowers shall have delivered to Arranger and Administrative Agent an officer's certificate of Borrowers, in form and substance satisfactory to Arranger and Administrative Agent, to the effect that the representations and warranties in
Section 4 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Arranger, Administrative Agent and Requisite Lenders.



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        Each Lender by delivering each its signature page to this Agreement and funding its initial Loans, if any, on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved (as long as substantially in the form delivered to Lenders, including any changed pages thereto delivered to Lenders), each Loan Document and each other document required to be approved by Requisite Lenders or Lenders, as applicable.

3.2     CONDITIONS TO ALL LOANS.

        The obligations of Lenders to make Loans on each Funding Date are subject to the prior satisfaction of all of the conditions set forth in subsection 3.1 and to the following further conditions precedent:

        (A) Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of the applicable Borrower or by any executive officer of such Borrower designated by any of the above-described officers on behalf of such Borrower in a writing delivered to Administrative Agent.

        (B) As of that Funding Date:

                (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

                (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

                (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date; and

                (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date.

                                   SECTION 4.
                    BORROWERS' REPRESENTATIONS AND WARRANTIES

        In order to induce Lenders to enter into this Agreement and to make the Loans and to induce other Lenders to purchase participations therein, each Borrower represents and warrants to each Lender, on the date of this Agreement and on each Funding Date, that the following statements are true, correct and complete:



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4.1     ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
SUBSIDIARIES.

        (A) ORGANIZATION AND POWERS. Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 4.1 annexed hereto. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

        (B) QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

        (C) CONDUCT OF BUSINESS. Loan Parties are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.14.

        (D) SUBSIDIARIES. All of the Subsidiaries of Company are identified in
Schedule 4.1 annexed hereto, as said Schedule 4.1 may be supplemented from time to time pursuant to the provisions of subsection 5.1(xv). The Capital Stock of each of the Subsidiaries of Company identified in Schedule 4.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 4.1 annexed hereto (as so supplemented) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and could not reasonably be expected to have a Material Adverse Effect. Schedule 4.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

        (E) REGULATORY AUTHORIZATIONS.

                (i) Licenses. Except as set forth in Part I of Schedule 4.1E annexed hereto, each of the Loan Parties has obtained all licenses, permits, certifications or other authorizations required by the Communications Regulatory Authorities under the Communications Act, State Law and local law in order to carry out its business and operations as presently conducted and as proposed to be conducted, including the provision of the telecommunications services set forth in any Licenses except to the extent the failure to obtain such licenses, permits, certifications or other authorizations would not individually or in the aggregate have a Material Adverse Effect. Part II of Schedule 4.1E annexed hereto accurately lists all Licenses, including their expiration dates, held by each of the Loan Parties as of the date of this Agreement. Each such License was duly and validly issued by the FCC, the appropriate State PUC or local



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

        governmental authority pursuant to procedures which materially comply with all requirements of all applicable federal, state or local laws and is in full force and effect except to the extent the failure to be in full force and effect could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect. None of the Loan Parties has any knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of such Loan Party, is likely to lead to the revocation, suspension, non-renewal or adverse modification of any material Licenses.

                (ii) Compliance with Applicable Laws. The Loan Parties are in compliance with the terms of all applicable Regulations except to the extent noncompliance could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Each of the Loan Parties has duly filed in a timely manner all filings, including tariff filings, required by the FCC, any State PUC or any local governmental authority to be filed by such Loan Party as a precondition to the provision of the telecommunications services which it offers except to the extent failure to do so could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect. None of the Loan Parties is a party as a defendant to, or is aware of any overt threat of, any litigation, proceeding, action, notice of violation or apparent liability, order to show cause, order of forfeiture, formal or informal complaint, inquiry or investigation by or before the FCC, any State PUC or any local governmental authority with jurisdiction over the services which it offers as to which there is a reasonable possibility of an adverse determination and, which if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.2     AUTHORIZATION OF BORROWING, ETC.

        (A) AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

        (B) NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party or any of its Subsidiaries, the Organizational Documents of any Loan Party or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or
(iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.



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

        (C) GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except (i) consents, authorizations, filings and notices described in Schedule 4.2C annexed hereto, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) filings referred to in subsections 3.1H and 4.16.

        (D) BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.3     FINANCIAL CONDITION.

        Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheets of Company and its Subsidiaries as at December 31, 1998 and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended and (ii) the unaudited consolidated balance sheet of Company and its Subsidiaries as at March 31, 1999 and the related unaudited consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the six months then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Company nor its Subsidiaries has (and except as expressly permitted by this Agreement, will not following the funding of the initial Loans have) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries.

4.4     NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

        Since December 31, 1998, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 6.5.



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4.5     TITLE TO PROPERTIES; LIENS; REAL PROPERTY.

        (A) TITLE TO PROPERTIES; LIENS. Each of the Loan Parties has (i) good, sufficient and legal title to (in the case of fee interests in real property),
(ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

        (B) REAL PROPERTY. Each material lease, sublease or assignment of lease (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each interest of any Loan Party in any real property, regardless of whether such Loan Party is the Landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment is in full force and effect and no Borrower has knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

4.6     LITIGATION; ADVERSE FACTS.

        There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of either Borrower, threatened against any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Loan Party nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental
Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.7     PAYMENT OF TAXES.

        Except to the extent permitted by subsection 5.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid



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when due and payable. Neither Borrower knows of any material proposed tax assessment against any Loan Party or any of its Subsidiaries which is not being actively contested by such Loan Party or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.8     PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL
CONTRACTS.

        (A) No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

        (B) No Loan Party nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.9     GOVERNMENTAL REGULATION.

        No Loan Party nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.10    SECURITIES ACTIVITIES.

        No Loan Party nor any of its Subsidiaries (i) is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock or (ii) will use the proceeds of any Loans to purchase Margin Stock or in any manner whatsoever to cause a violation of Regulation U of the Board of Governors of the Federal Reserve System.

4.11    EMPLOYEE BENEFIT PLANS.

        (A) Each Loan Party and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where the failure to comply or perform could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS and nothing, to the best knowledge of the Loan Parties, has occurred with respect to the operation of an Employee Benefit Plan since the date of such letter which would reasonably be expected to cause it to be no longer valid or effective.



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        (B) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect.

        (C) As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed an amount, which if immediately due and payable, could reasonably be expected to have a Material Adverse Effect.

        (D) As of the most recent valuation date for each Multiemployer Plan for which the actuarial report has been provided to Borrowers, the potential liability of Loan Parties and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, could not reasonably be expected to have a Material Adverse Effect.

4.12    CERTAIN FEES.

        No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Borrowers hereby indemnify Lenders against, and agree that each of them will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.13    ENVIRONMENTAL PROTECTION.

                (i) No Loan Party nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or
        (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                (ii) No Loan Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
        Section 9604) or any comparable state law;

                (iii) There are and, to Borrowers' knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                (iv) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries nor, to Borrower's knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of



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        Hazardous Materials at any Facility, and no Loan Party or any of its
        Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

                (v) Compliance with all current or, to the best knowledge of each Loan Party, reasonably foreseeable future requirements pursuant to or under Environmental Laws could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

        Notwithstanding anything in this subsection 4.13 to the contrary, no event or condition has occurred or is occurring with respect to any Loan Party or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

4.14    EMPLOYEE MATTERS.

        Except as set forth in Schedule 4.14 annexed hereto, no Loan Party or any of its Subsidiaries is as of the date hereof, a party to any collective bargaining agreement and, to the knowledge of any Loan Party, no union representation question exists as of the date hereof with respect to the employees of any Loan Party or any of its Subsidiaries. There is no strike, work stoppage, slowdown, lockout or any other labor dispute pending, or to the knowledge of Borrowers threatened, involving any Loan Party or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.15    SOLVENCY.

        Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

4.16    MATTERS RELATING TO COLLATERAL.

        (A) CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 3.1H and
5.8 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

        (B) GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either

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(i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or
(ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 4.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

        (C) ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 4.16A and in respect of Liens permitted under subsection 6.2A, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

        (D) MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

        INFORMATION REGARDING COLLATERAL. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

4.17    DISCLOSURE.

        As of the date hereof or if later the Closing Date, no representation or warranty of any Loan Party or any of its Subsidiaries contained in the Confidential Information Memorandum or in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of any Loan Party or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by management of Borrowers to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) as of the date hereof or if later the Closing Date, to either Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

                                   SECTION 5.
                        BORROWERS' AFFIRMATIVE COVENANTS

        Each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations unless



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Requisite Lenders shall otherwise give prior written consent, such Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1     FINANCIAL STATEMENTS AND OTHER REPORTS.

        Each Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

                (i) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

                (ii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of KPMG Peat Marwick LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent



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        with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                (iii) Officers' and Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

                (iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 4.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (i), (ii) or (xii) of this subsection
        5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then
        (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), or (xii) of this subsection 5.1 following such change, consolidated financial statements of Company and its Subsidiaries for (1) the current Fiscal Year to the effective date of such change and (2) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this subsection 5.1 following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 6.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

                (v) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention



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

        and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iii) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause
        (b) of subdivision (iii) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

                (vi) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

                (vii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

                (viii) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, or could reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;



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                (ix) Litigation or Other Proceedings: promptly upon any officer of Company obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (b) any material development in any Proceeding that, in any case:

                        (1) if adversely determined, has a reasonable
                possibility of giving rise to a Material Adverse Effect; or

                        (2) seeks to enjoin or otherwise prevent the
                consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

        written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

                (x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Loan Parties or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                (xi) ERISA Notices: with reasonable promptness, copies of (a) if requested by Administrative Agent, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Parties or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Loan Parties or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to have a Material Adverse Effect; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

                (xii) Financial Plans: as soon as practicable and in any event no later than 45 days after the end of each Fiscal Year, a consolidated plan and financial forecast for the next succeeding Fiscal Year (the "FINANCIAL PLAN"), consisting of (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with a pro forma Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and
        (c) such other information and projections as any Lender may reasonably request;



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                (xiii) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

                (xiv) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of Company;

                (xv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 4.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement
        Schedule 4.1 annexed hereto for all purposes of this Agreement);

                (xvi) Licenses, etc.: promptly upon (a) receipt of notice of (1) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any material License held by Company or any of its Subsidiaries, or any notice of default or forfeiture with respect to any such material License, or (2) any refusal by any Communications Regulatory Authority to renew or extend any such material License, an Officers' Certificate specifying the nature of such event, the period of existence thereof, and what action Company or its Subsidiaries are taking and propose to take with respect thereto, and
        (b) any acquisition of a Related Telecommunications Business, a written notice setting forth with respect to the business acquired all of the data required to be set forth in Schedule 4.1E under subsection 4.1E with respect to such business and the material Licenses required in connection with the operation of such business (it being understood that such written notice shall be deemed to supplement Schedule 4.1E annexed hereto for all purposes of this Agreement);

                (xvii) UCC Search Report: As promptly as practicable after the Closing Date or the date of delivery to Administrative Agent of any subsequent UCC financing statements executed by any Loan Party pursuant to subsection 3.1H(iv) or 5.8A, upon request of Administration Agent, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statements and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Administrative Agent by or on behalf of Company or such Loan Party; and

                (xviii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

5.2     CORPORATE EXISTENCE, ETC.

        Except as permitted under subsection 6.8, each Borrower will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its corporate



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existence and all rights and franchises material to its business; provided, however that neither Company nor any of its Restricted Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

5.3     PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

        (A) Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

        (B) Neither Borrower will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4     MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET
INSURANCE/CONDEMNATION PROCEEDS.

        (A) MAINTENANCE OF PROPERTIES. Each Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

        (B) INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment.



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Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

        (C) APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

                (i) Business Interruption Insurance. Upon receipt by Company or any of its Restricted Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Commitments shall be reduced) as provided in subsection 2.4B(iii)(b);

                (ii) Casualty Insurance/Condemnation Proceeds. Upon receipt by Company or any of its Restricted Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company may deliver to Administrative Agent an Officers' Certificate setting forth the amount of the Net Insurance/Condemnation Proceeds that Company or such Subsidiary intends to use such Net Insurance Condemnation Proceeds within 270 days of such date of receipt to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or to reinvest in equipment or other Telecommunications Assets and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or reinvest all or a portion thereof in equipment or other Telecommunications Assets or, to the extent not so applied or reinvested, to prepay the Loans (and/or the Commitments shall be reduced) as provided in subsection 2.4B(iii)(b), and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Commitments shall be reduced) as provided in subsection 2.4B(iii)(b).

                (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Commitments, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and the Commitments shall be reduced) as provided in subsection 2.4B(iii)(b), and (b) to the extent the foregoing clause



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        (a) does not apply, Administrative Agent shall deliver such Net
        Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds in accordance with subsection 5.4C(i)(a) or 5.4C(ii)(a), as applicable.

5.5 INSPECTION RIGHTS; AUDITS OF INVENTORY AND ACCOUNTS RECEIVABLE; LENDER MEETING.

        (A) INSPECTION RIGHTS. Each Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

        (B) LENDER MEETING. Each Borrower will, upon the request of Arranger, Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

5.6     COMPLIANCE WITH LAWS, ETC.

        Each Borrower shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

5.7 ENVIRONMENTAL REVIEW AND INVESTIGATION, DISCLOSURE, ETC.; COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

        (A) ENVIRONMENTAL REVIEW AND INVESTIGATION. Each Borrower agrees that Administrative Agent may, from time to time and in its reasonable discretion,
(i) retain, at Company's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for any Loan Party and (ii) in the event
(a) Administrative Agent reasonably believes that any Loan Party has breached any representation, warranty or covenant contained in subsection 4.6, 4.13, 5.6 or 5.7 which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or that there has been a violation of Environmental Laws which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect at any Facility or by Company or any of its Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, conduct its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Company or any of its Subsidiaries, Company shall only be obligated to use commercially reasonable efforts to obtain permission for Administrative Agent's professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, each Borrower to the extent it has the power and authority to do so hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Company or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Borrowers and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Borrowers and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 5.7A will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Borrowers with the understanding that each Borrower acknowledges and agrees that (1) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to such Borrower's use of or reliance on such report, (2) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (3) by delivering such report to each Borrower, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

        (B) ENVIRONMENTAL DISCLOSURE. Borrowers will deliver to Administrative Agent and Lenders:

                (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all material and non-privileged environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

                (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (2) any Environmental Claims that could, individually or in the aggregate, reasonably be expected to have a reasonable possibility of resulting in a Material Adverse Effect.

                (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all material and non-privileged written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and
        (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                (v) Other Information. With reasonable promptness, such other non-privileged documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this subsection 5.7.

        (C) BORROWERS' ACTIONS REGARDING ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS. Each Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect except when, and only to the extent that, such Borrower's or such Subsidiary's obligation to comply with Environmental Laws is being contested in good faith by such Borrower or Subsidiary, and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS BY CERTAIN SUBSIDIARIES AND FUTURE SUBSIDIARIES.

        (A) EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Person becomes a Restricted Subsidiary of Finance Sub after the date hereof, Borrowers will promptly notify Administrative Agent of that fact and cause such Restricted Subsidiary (i) to execute and deliver to Administrative Agent counterparts of the Subsidiary Guaranty, the Finance Sub and Other Subsidiary Pledge and Security Agreement, the Intercompany Pledge and Security Agreement and the Intercompany Purchase Money Note and (ii) to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 3.1H) as may be necessary or requested by Administrative Agent.

        (B) SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. Borrowers shall deliver to Administrative Agent, together with the documents required to be delivered pursuant to subsection 5.8A (the "SUBSIDIARY DOCUMENTS"), (i) certified copies of such Subsidiary's Organizational Documents certified by the Secretary of State of its jurisdiction of organization, if such certification is generally available, and in each other case by its secretary or assistant secretary together with, to the extent generally available, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified as a foreign entity to do business, and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or an assistant secretary of such Restricted Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors or board of managers or other required authorizing authority of such Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Subsidiary Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Restricted Subsidiary executing such Subsidiary Documents, and (iv) a favorable opinion of counsel to such Restricted Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Restricted Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Subsidiary Documents, (c) the enforceability of such Subsidiary Documents against such Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Subsidiary Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

        (C) FOREIGN SUBSIDIARIES. Notwithstanding anything in the foregoing subsection 5.8A to the contrary, in the event that (i) any Person becomes a Subsidiary of Finance Sub after the date hereof and such Subsidiary is a controlled foreign corporation (as defined in Section 957(a) or a successor provision of the Internal Revenue Code) and (ii) the execution of a counterpart of the Subsidiary Guaranty and the Collateral Documents required to be executed by such Subsidiary pursuant to this subsection 5.8A or such Subsidiary continuing to be a party to the Subsidiary Guaranty and the Collateral Documents, if previously executed, will result in material negative tax consequences to Company, then the Lenders hereby agree to enter into an amendment to this Agreement providing that (a) such foreign subsidiary shall not be required to execute counterparts of the Subsidiary Guaranty or the Collateral Documents or shall be released from the Subsidiary Guaranty and Collateral Documents to which it is a party, if previously executed, and (b) Finance Sub or its Subsidiaries, as the case may be, shall only be required to pledge, or continue to pledge, 65% of the Capital Stock of such foreign subsidiary, pursuant to the Collateral Documents, if permitted under applicable foreign law, or pursuant to an additional pledge agreement or other documentation in conformity with applicable foreign law to perfect Administrative Agent's security interest in such Capital Stock; provided that (1) Borrowers shall agree to such amendments to this Agreement as Lenders reasonably determine are necessary with respect to such foreign subsidiary and (2) such amendment shall otherwise be in form and substance reasonably satisfactory to Requisite Lenders. It being understood that if following any such amendment in accordance with this subsection 5.8C, (x) Administrative Agent or Requisite Lenders and Company reasonably determine at any time that additional pledges of Capital Stock of any such foreign subsidiary in excess of the 65% of the outstanding Capital Stock of such foreign subsidiary or a guarantee from, or other creditors rights or security interests in the assets of, any such foreign subsidiary (such additional pledged stock, guaranties and creditors' rights and security interests in assets, collectively, "ADDITIONAL SECURITY") may be obtained without Company incurring any material tax liabilities, or (y) Administrative Agent and Requisite Lenders agree to pay any additional tax liabilities incurred in connection with the taking of Additional Security, Company shall cause such Additional Security to be granted to Administrative Agent for the benefit of Lenders, together with such supporting opinions of counsel and other documents as Administrative Agent or Requisite Lenders shall reasonably request consistent with the documents required to be delivered pursuant to subsection 5.8A.

5.9     PREPAYMENT OF MASTER NOTE.

        Finance Sub shall from time to time prepay the Master Note to the extent necessary so that the aggregate outstanding amount under the Master Note shall not at any time exceed the aggregate principal amounts outstanding under the Intercompany Purchase Money Note.

5.10    INTEREST RATE PROTECTION.

        For the period beginning 60 days after the Closing Date until the third anniversary of the Closing Date, Borrowers shall maintain in effect one or more Interest Rate Agreements such that not less than 50% of Consolidated Total Debt of Company and its Restricted Subsidiaries bears interest at a fixed rate or is capped or swapped into a fixed rate pursuant to an Interest Rate Agreement, each such Interest Rate Agreement to be in form and substance satisfactory to Administrative Agent.

5.11    YEAR 2000 COMPLIANCE.

        Borrowers shall perform all acts reasonably necessary to ensure that Company and its Restricted Subsidiaries become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Company and its Restricted Subsidiaries' systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. Borrowers shall, immediately upon request, provide to Administrative Agent such certifications or other evidence of Company and its Restricted Subsidiaries' compliance with the terms of this subsection 5.11 as Administrative Agent may from time to time request.

                                   SECTION 6.
                          BORROWERS' NEGATIVE COVENANTS

        Each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations unless Requisite Lenders shall otherwise give prior written consent, each Borrower shall perform, and shall cause each Restricted Subsidiary to perform, all covenants in this Section 6.

6.1     INDEBTEDNESS.

        Borrowers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                (i) Borrowers may become and remain liable with respect to the Obligations;

                (ii) Company may remain liable with respect to the Existing Senior Notes;

                (iii) Company may become and remain liable with respect to Additional Notes, provided, however, that Company shall be in pro forma compliance with the covenants contained in this Agreement after giving effect to the issuance thereof;

                (iv) Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

                (v) Company and any Restricted Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any Restricted Subsidiary of Company; provided that all such intercompany Indebtedness shall be evidenced by intercompany promissory notes in the form of the Master Note, the Intercompany Purchase Money Note or the Intercompany Note, as applicable; and

                (vi) (a) Company and its Restricted Subsidiaries may become and remain liable with respect to existing Indebtedness described in
        Schedule 6.1 annexed hereto, (b) Company may become and remain liable with respect to Capital Lease Obligations and purchase money Indebtedness, the proceeds of which are used within 180 days of the incurrence thereof to purchase Telecommunications Assets in the ordinary course of business, provided that (1) such Capital Lease Obligations and purchase money Indebtedness are not secured by any Lien on any asset of Company or any Restricted Subsidiary other than such assets purchased with the proceeds of such Indebtedness and (2) at least 75% of the purchase price plus installation costs of such assets is provided by the proceeds of such Indebtedness, and (c) Company may become and remain liable with respect to Indebtedness incurred to extend, renew or refinance, in whole or in part, Indebtedness permitted under clauses (a) and (b) of this clause (vi), provided that (1) the principal amount of such refinancing Indebtedness does not exceed the principal amount of, premium, if any, and accrued interest on, the Indebtedness being refinanced immediately prior to such extension, renewal or refinancing and (2) such refinancing

        Indebtedness has a final maturity date not earlier than the maturity date of the Indebtedness being refinanced and a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; provided that at no time shall (x) the aggregate principal amount of Indebtedness outstanding under this subsection 6.1(vi) exceed $150,000,000 or (y) the sum of the aggregate principal amount of Indebtedness outstanding under this subsection 6.1(vi) plus the sum of the aggregate principal amounts of Series B Term Loans, Series C Term Loans and Incremental Loans, if any, outstanding exceed the Purchase Money Debt Allowance.

6.2     LIENS AND RELATED MATTERS.

        (A) PROHIBITION ON LIENS. Borrowers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrowers or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

                (i) Permitted Encumbrances;

                (ii) Liens granted pursuant to the Collateral Documents;

                (iii) Existing Liens described in Schedule 6.2 annexed hereto;
        and

                (iv) Liens securing Indebtedness permitted pursuant to subsection 6.1(vi), provided that such Liens relate solely to the assets financed with such Indebtedness.

        (B) NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness (including Indebtedness permitted under subsection 6.1(vi)) or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Borrower nor any of its Restricted Subsidiaries shall enter into any agreement (other than any agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired (other than in connection with Additional Notes permitted under subsection 6.1(iii), provided that the covenants regarding Liens are no more restrictive to Company and its Subsidiaries than those in the Existing Senior Note Indentures).

        (C) NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Except as provided herein, each Borrower will not, and will not permit any Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary's Capital Stock owned by Company or any other Restricted Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Company or any other Restricted Subsidiary of Company, (iii) make loans or advances to Company or any other Restricted Subsidiary of

Company, or (iv) transfer any of its property or assets to Company or any other Restricted Subsidiary of Company, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions existing under the Loan Documents and (b) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

6.3     INVESTMENTS; JOINT VENTURES.

        Borrowers shall not, and shall not permit any Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

                (i) Company and its Restricted Subsidiaries may make and own Investments in Cash and Cash Equivalents;

                (ii) Company and its Restricted Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(v);

                (iii) Company and its Restricted Subsidiaries may continue to own the Investments owned by them and described on Schedule 6.3 annexed hereto;

                (iv) Company and its Restricted Subsidiaries may continue to own the Investments owned by them as of the Closing Date (after giving effect to the Restructuring) in any Subsidiaries of Company;

                (v) Company and its Restricted Subsidiaries may make additional Investments in Restricted Subsidiaries;

                (vi) Company and its Restricted Subsidiaries may make and own Telecommunications Acquisitions to the extent permitted by subsection 6.9;

                (vii) Company and its Restricted Subsidiaries may make and own Investments in Unrestricted Subsidiaries, Joint Ventures or other Persons; provided that the aggregate amount of such Investments does not exceed $20,000,000 at any time;

                (viii) Company and its Restricted Subsidiaries may make loans and advances to members of management of Company, provided that the aggregate amount of such management loans outstanding shall not exceed $2,200,000 at any time; and

                (ix) Company and its Restricted Subsidiaries may make Investments consisting of notes received in connection with any Asset Sale permitted pursuant to subsection 6.7; provided that in each case the principal amount of such notes received shall not exceed 25% of the total consideration received for the assets or property sold in such Asset Sale and any promissory note or notes received in connection with any single Asset Sale or series of related Asset Sales in excess of $200,000 shall be pledged to Administrative Agent, for the benefit of Lenders, to secure the Obligations.

6.4     CONTINGENT OBLIGATIONS.

        Borrowers shall not, and shall not permit any Restricted Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                (i) Company may become and remain liable with respect to Contingent Obligations in respect of the Company Guaranty, and Restricted Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

                (ii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements;

                (iii) Company and its Restricted Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in
        Schedule 6.4 annexed hereto;

                (iv) Company may become and remain liable with respect to standby letters of credit provided by Company in the ordinary course of business in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; and

                (v) Company may become and remain liable with respect to guaranties of liabilities of Restricted Subsidiaries and Restricted Subsidiaries may become and remain liable with respect to guaranties of liabilities of other Restricted Subsidiaries, in each case to the extent such guarantied liabilities are permitted to be incurred hereunder.

6.5     RESTRICTED JUNIOR PAYMENTS.

        Company shall not, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby:

                (i) Company may make regularly scheduled interest payments in respect of the Existing Senior Notes and any Additional Notes in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions, if any, contained in, the Existing Senior Note Indentures or any indenture or indentures pursuant to which any Additional Notes are issued;

                (ii) Company may declare and pay regularly scheduled dividends in respect of the Preferred Stock, provided that (a) the Leverage Ratio is equal to or less than 5.0:1.0, and (b) Company shall be in compliance with the Minimum Fixed Charge Coverage Ratio covenant set forth in subsection 6.6B(ii) and each other applicable covenant under subsection
        6.6 after giving pro forma effect to such dividend;

                (iii) Company may repurchase or redeem outstanding Capital Stock of Company with the net proceeds received by Company from the issuance of its Capital Stock of the same class or Capital Stock which is junior to the Capital Stock being repurchased or redeemed, and Company may make Cash payments to repurchase or redeem fractional shares of Capital Stock in connection with such repurchase or redemption in an amount not to exceed $100,000 in any Fiscal Year;

                (iv) to the extent Company makes any issuance of Additional Notes, Company may use the net Cash proceeds from such Additional Notes to redeem, repurchase or defease Indebtedness of Company and its Restricted Subsidiaries; and

                (v) Company may repurchase Capital Stock of Company held by members of management of Company or any Restricted Subsidiary pursuant to any management equity subscription agreement or stock option plan of Company or upon the death or termination of employment of such member of management; provided that the aggregate purchase price paid for all such Capital Stock shall not exceed the sum of $2,000,000 plus the aggregate cash proceeds received by Company from the issuance of Management Shares after the Closing Date.

6.6     FINANCIAL COVENANTS

        (A) PHASE 1 FINANCIAL COVENANTS. From the Closing Date through September 30, 2001, Borrowers shall comply with the following financial covenants:

                (i) Consolidated Adjusted Total Debt to Total Net Capitalization; and Consolidated Senior Debt to Total Gross Capitalization. As of the last day of any Fiscal Quarter, (a) Borrowers' ratio of Consolidated Adjusted Total Debt to Total Net Capitalization shall not exceed (1) 0.65:1 during the period from the Closing Date through December 31, 1999, (2) 0.70:1 during the period from January 1, 2000 through June 30, 2000 or (3) 0.75:1 for the period from July 1, 2000 through September 30, 2001 and (b) Borrowers' ratio of Consolidated Senior Debt to Total Gross Capitalization shall not exceed 0.25:1.

                (ii) Minimum Consolidated Quarterly Adjusted Revenues. As of the last day of any Fiscal Quarter specified below, Borrowers shall not permit Consolidated Quarterly Adjusted Revenue for such Fiscal Quarter to be less than the correlative amount indicated below:

================================================================================
                                                     MINIMUM CONSOLIDATED
       QUARTER ENDED                              QUARTERLY ADJUSTED REVENUE
--------------------------------------------------------------------------------
September 30, 1999                                     $  49,500,000
--------------------------------------------------------------------------------
December 31, 1999                                         55,000,000
--------------------------------------------------------------------------------
March 31, 2000                                            64,500,000
--------------------------------------------------------------------------------
June 30, 2000                                             77,500,000
--------------------------------------------------------------------------------
September 30, 2000                                        91,750,000
--------------------------------------------------------------------------------
December 31, 2000                                        105,000,000
--------------------------------------------------------------------------------
March 31, 2001                                           108,500,000
--------------------------------------------------------------------------------
June 30, 2001                                            123,250,000
--------------------------------------------------------------------------------
September 30, 2001                                       139,000,000
================================================================================

                (iii) Minimum Consolidated Adjusted EBITDA. As of the last day of any Fiscal Quarter specified below, Borrowers shall not permit Consolidated Adjusted EBITDA for such Fiscal Quarter to be less than the correlative amount indicated:


===========================================================================
        QUARTER ENDED                         MINIMUM EBITDA
---------------------------------------------------------------------------
September 30, 1999                           $ (15,000,000)
---------------------------------------------------------------------------
December 31, 1999                              (11,500,000)
---------------------------------------------------------------------------
March 31, 2000                                 (15,500,000)
---------------------------------------------------------------------------
June 30, 2000                                   (7,500,000)
---------------------------------------------------------------------------
September 30, 2000                              (1,000,000)
---------------------------------------------------------------------------
December 31, 2000                                7,000,000
---------------------------------------------------------------------------
March 31, 2001                                   6,500,000
---------------------------------------------------------------------------
June 30, 2001                                   13,500,000
---------------------------------------------------------------------------
September 30, 2001                              21,500,000
===========================================================================

        (B) PHASE 2 FINANCIAL COVENANTS. From and after September 30, 2001 (except as otherwise specified), Borrowers shall comply with the following financial covenants:

                (i) Minimum Interest Coverage Ratio. Borrowers shall not permit the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Cash Interest Expense, as of the last day of any Fiscal Quarter for the Fiscal Quarter then ended during any of the periods set forth below to be less than the correlative ratio indicated:

======================================================================
                                      MINIMUM INTEREST
     QUARTER ENDED                    COVERAGE RATIO
----------------------------------------------------------------------
December 31, 2001                         1.00:1
----------------------------------------------------------------------
March 31, 2002                            1.00:1
----------------------------------------------------------------------
June 30, 2002                             1.25:1
----------------------------------------------------------------------
September 30, 2002                        1.25:1
----------------------------------------------------------------------
December 31, 2002                         1.25:1
----------------------------------------------------------------------
March 31, 2003                            1.25:1
----------------------------------------------------------------------
June 30, 2003                             1.25:1
----------------------------------------------------------------------
September 30, 2003                        1.25:1
----------------------------------------------------------------------
December 31, 2003                         1.25:1
----------------------------------------------------------------------
March 31, 2004                            1.50:1
----------------------------------------------------------------------
June 30, 2004                             1.50:1
----------------------------------------------------------------------
September 30, 2004                        1.50:1
----------------------------------------------------------------------
December 31, 2004                         1.50:1
----------------------------------------------------------------------
March 31, 2005                            1.75:1
----------------------------------------------------------------------
June 30, 2005                             1.75:1
----------------------------------------------------------------------
September 30, 2005                        2.00:1
----------------------------------------------------------------------
December 31, 2005                         2.00:1
----------------------------------------------------------------------
March 31, 2006                            2.25:1
----------------------------------------------------------------------
June 30, 2006                             2.50:1
----------------------------------------------------------------------
September 30, 2006                        2.75:1
----------------------------------------------------------------------
December 31, 2006                         3.00:1
----------------------------------------------------------------------
March 31, 2007                            3.00:1
----------------------------------------------------------------------
June 30, 2007                             3.00:1
======================================================================

                (ii) Minimum Fixed Charge Coverage Ratio. From and after December 31, 2003, Borrowers shall not permit the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Fixed Charges as of the last day of any Fiscal Quarter for the Fiscal Quarter then ended to be less than (i) 0.75:1 during the period from and including December 31, 2003 through September 30, 2004, (ii) 1.00:1 during the period from and including December 31, 2004 through September 30, 2005 or (iii) 1.10:1 thereafter.

                (iii) Maximum Leverage Ratio. Borrowers shall not permit (a) the ratio of Consolidated Senior Debt to Consolidated Annualized EBITDA or
        (b) the ratio of Consolidated Total Debt to Consolidated Annualized EBITDA as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratios indicated:

==================================================================
                                SENIOR                TOTAL
     QUARTER ENDED            DEBT RATIO            DEBT RATIO
------------------------------------------------------------------
December 31, 2001               4.00:1               12.50:1
------------------------------------------------------------------
March 31, 2002                  4:00:1               11.00:1
------------------------------------------------------------------
June 30, 2002                   4:00:1               10.00:1
------------------------------------------------------------------
September 30, 2002              4:00:1                9.00:1
------------------------------------------------------------------
December 31, 2002               4:00:1                7.25:1
------------------------------------------------------------------
March 31, 2003                  3.50:1                6.75:1
------------------------------------------------------------------
June 30, 2003                   3.50:1                6.50:1
------------------------------------------------------------------
September 30, 2003              3.50:1                6.00:1
------------------------------------------------------------------
December 31, 2003               3:00:1                5.50:1
------------------------------------------------------------------
March 31, 2004                  3:00:1                5.25:1
------------------------------------------------------------------
June 30, 2004                   3:00:1                5.00:1
------------------------------------------------------------------
September 30, 2004              3:00:1                4.75:1
------------------------------------------------------------------
December 31, 2004               3:00:1                4.25:1
------------------------------------------------------------------
March 31, 2005                  3:00:1                4.25:1
------------------------------------------------------------------
June 30, 2005                   3:00:1                4.25:1
------------------------------------------------------------------
September 30, 2005              3:00:1                4.00:1
------------------------------------------------------------------
December 31, 2005               3:00:1                4.00:1
------------------------------------------------------------------
March 31, 2006                  3:00:1                4.00:1
------------------------------------------------------------------
June 30, 2006                   3:00:1                4.00:1
------------------------------------------------------------------
September 30, 2006              3:00:1                4.00:1
------------------------------------------------------------------
December 31, 2006               3:00:1                4.00:1
------------------------------------------------------------------
March 31, 2007                  3:00:1                4.00:1
------------------------------------------------------------------
June 30, 2007                   3:00:1                4.00:1
==================================================================

                (iv) Certain Calculations. With respect to calculations of Consolidated Adjusted EBITDA, Consolidated Cash Interest Expense and Consolidated Quarterly

        Adjusted Revenues for purposes of determining compliance with subsections 6.6A(ii) and (iii) and 6.6B(i), (ii) and (iii), for any Fiscal Quarter during which any Telecommunications Acquisition permitted under this Agreement was consummated or any Asset Sale (as defined in clauses (i) or (ii) of the definition of Asset Sale) permitted under this Agreement was consummated, such calculations shall be made on a pro forma basis assuming, in each case, that such Telecommunications Acquisition or such Asset Sale was consummated on the first day of the applicable Fiscal Quarter. All such calculations shall be in form and substance satisfactory to Arranger and Administrative Agent.

        (C) CONSOLIDATED CASH CAPITAL EXPENDITURES. From and after Closing Date, Borrowers shall not, and shall not permit any Restricted Subsidiaries to make or incur Consolidated Cash Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "MAXIMUM CONSOLIDATED CASH CAPITAL EXPENDITURES AMOUNT") set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Cash Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, (but in no event more than 50% of such excess) of the Maximum Consolidated Cash Capital Expenditures Amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Cash Capital Expenditures for such previous Fiscal Year:


================================================================================
 FISCAL YEAR                                   MAXIMUM CONSOLIDATED CASH
    ENDED                                        CAPITAL EXPENDITURES
--------------------------------------------------------------------------------
     1999                                            $320,000,000
--------------------------------------------------------------------------------
     2000                                            $275,000,000
--------------------------------------------------------------------------------
     2001                                            $210,000,000
--------------------------------------------------------------------------------
     2002                                            $200,000,000
--------------------------------------------------------------------------------
     2003                                            $200,000,000
--------------------------------------------------------------------------------
     2004                                            $200,000,000
--------------------------------------------------------------------------------
     2005                                            $150,000,000
--------------------------------------------------------------------------------
     2006                                            $150,000,000
--------------------------------------------------------------------------------
     2007                                            $150,000,000
================================================================================

Notwithstanding anything in the foregoing to the contrary, Company and its Restricted Subsidiaries shall not be permitted to make or incur Consolidated Cash Capital Expenditures in excess of $20,000,000, except (i) within existing markets of Company and its Restricted Subsidiaries as of the Closing Date or
(ii) by ACSI Network Technologies, Inc. to design and build networks for third parties in the ordinary course of its business, at any time prior to the date on which Company shall have received aggregate gross proceeds of at least $100,000,000 from the issuance after the Closing Date of (1) Capital Stock of Company and/or (2) Additional Notes.

6.7     EXCESS CASH BALANCES.

        To the extent that at any time the Cash Balances of Company exceed $25,000,000 (such excess being the "EXCESS CASH BALANCES"), Company shall promptly transfer the amount of any Excess Cash Balances either to (i) the Collateral Account (as defined in the Collateral Account Agreement) in which Administrative Agent shall have a perfected First Priority security interest as security for Company's Obligations under the Loan Documents, on the terms and conditions set forth in the Collateral Account Agreement or (ii) Finance Sub.

6.8     RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

        Company shall at no time create, acquire or otherwise have any direct Subsidiary other than Finance Sub. Borrowers shall not, and shall not permit any Restricted Subsidiary to, alter the corporate, capital or legal structure of Borrowers or any Restricted Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, except:

                (i) any Restricted Subsidiary of Company may be merged with or into any Wholly Owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Wholly Owned Subsidiary Guarantor; provided that, in the case of such a merger, such Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation;

                (ii) Borrowers and Restricted Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

                (iii) Borrowers and Restricted Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

                (iv) subject to subsection 6.13, Borrowers and Restricted Subsidiaries may during any Fiscal Year make Asset Sales of assets which generated revenues comprising not more than 15% of consolidated revenues of Company and its Restricted Subsidiaries for the prior Fiscal Year; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) 75% of the consideration received shall be Cash; and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a);

                (v) Company may issue (a) common stock and (b) preferred stock, provided that the terms of such preferred stock are approved by Requisite Lenders;

                (vi) Borrowers and Restricted Subsidiaries may make Asset Sales consisting of dispositions of assets pursuant to Use Agreements, provided that the proceeds of such Asset Sales shall be applied as required pursuant to subsection 2.4B(iii)(a); and

                (vii) ACSI Network Technologies, Inc. may make ACSI Network
        Sales.

6.9     ACQUISITIONS.

        Borrowers shall not, and shall not permit any Restricted Subsidiaries to, acquire by purchase or otherwise all or substantially all of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

                (i) Company and its Restricted Subsidiaries may make Consolidated Cash Capital Expenditures permitted under subsection 6.6C;

                (ii) Telecommunications Acquisitions; provided that (a) the aggregate cumulative consideration (including assumption of Indebtedness) for all such acquisitions following the Closing Date shall not exceed (1) $50,000,000 for the period from the Closing Date to the later of (x) the date on which the Series B Term Loans may be fully drawn in accordance with the limitations on borrowing set forth in
        Section 2.1A(iv), and (y) January 1, 2001 (the later of such dates being the "INCREASE DATE"), and the aggregate cumulative Cash consideration for all such acquisitions during such period shall not exceed $25,000,000, or (2) from and after the Increase Date, the aggregate cumulative consideration (including assumption of Indebtedness) for all such acquisitions since the Closing Date shall not exceed $100,000,000, and the aggregate cumulative Cash consideration since the Closing Date shall not exceed $50,000,000 and (b) at least five Business Days prior to the date of the consummation of such acquisition, Company shall deliver to the Lenders and Administrative Agent projected financial statements for Company and its Restricted Subsidiaries on a consolidated basis through the Maturity Date giving pro forma effect to such acquisition demonstrating that Borrowers shall be in pro forma compliance with all of the covenants contained in this Agreement through the Maturity Date.

        In the event Borrowers desire to obtain the consent of Requisite Lenders to any acquisition not otherwise permitted under this subsection 6.9, Company shall notify Administrative Agent. Administrative Agent shall notify Lenders as soon as practicable following receipt of a request for consent to an acquisition from Company and shall cooperate with Company in seeking to obtain Requisite Lenders' approval or disapproval of such request within a commercially reasonable time period taking into account all relevant factors at the time of such request.

6.10    SALES AND LEASE-BACKS.

        Borrowers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Borrowers or any Restricted

Subsidiary has sold or transferred or is to sell or transfer to any other Person (other than Borrower or any Restricted Subsidiaries) or (ii) which Borrowers or any Restricted Subsidiary intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any Restricted Subsidiary to any Person (other than Borrower or any Restricted Subsidiaries) in connection with such lease.

6.11    SALE OR DISCOUNT OF RECEIVABLES.

        Borrowers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable. Nothing in this subsection 6.11 shall prevent Borrowers or any Restricted Subsidiary from (i) settling an account with the obligor thereon for less than the face value of such account if in the ordinary course of business it is determined that such settlement is necessary to collect such account or (ii) selling delinquent accounts at a discount to a third party for collection purposes.

6.12    TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

        Borrowers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Borrower or that Restricted Subsidiary, as the case may be, than those that would be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Borrowers and any of its Wholly Owned Subsidiaries or between any of its Wholly Owned Subsidiaries or (ii) reasonable and customary fees paid or stock options awarded to members of the Boards of Directors of Borrowers and their Restricted Subsidiaries.

6.13    DISPOSAL OF SUBSIDIARY STOCK.

        Except for any sale of 100% of the Capital Stock of a Subsidiary in compliance with subsection 6.8, Borrowers shall not:

                (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock or other equity Securities of any Restricted Subsidiaries, except to qualify directors if required by applicable law; or

                (ii) permit any Restricted Subsidiary directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock or other equity Securities of any Restricted Subsidiaries (including such Subsidiary), except to Company, another Restricted Subsidiary of Company, or to qualify directors if required by applicable law.

6.14    CONDUCT OF BUSINESS.

        From and after the Closing Date, Borrowers shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the telecommunications businesses engaged in by Company and its Restricted Subsidiaries on the Closing Date and similar or related businesses and such other lines of business as may be consented to by Requisite Lenders. From and after the Closing Date, Company shall not engage in any business or activities other than (a) owning the stock of Finance Sub, (b) performing its obligations under the Loan Documents, Existing Senior Notes and Existing Senior Note Indentures and under the Additional Notes and any agreements governing such Additional Notes, (c) activities associated with the maintenance of its corporate existence and with respect to the payment of consolidated tax liabilities of Company and its Subsidiaries and (c) the making of Restricted Junior Payments to the extent permitted under subsection 6.5. From and after the Closing Date, no Subsidiary of Company shall be principally engaged in a Telecommunications Business unless such Subsidiary is a direct or indirect Wholly Owned Subsidiary of Finance Sub and no Subsidiary of Company shall be formed or acquired to principally engage in the Telecommunications Business unless such Subsidiary is a direct or indirect Wholly Owned Subsidiary of Finance Sub.

6.15    AMENDMENTS OR WAIVERS OF CERTAIN RELATED AGREEMENTS.

        Neither Company nor any of its Subsidiaries will agree to any amendment to, or request any waiver of (other than a waiver for which no fee is paid and no other concessions or considerations are granted by Company or its Subsidiaries), or waive any of their respective rights under, any of the Related Agreements (other than any amendment or waiver described in the next succeeding sentence) without in each case obtaining the prior written consent of Administrative Agent and Requisite Lenders to such amendment, request or waiver and giving notice to Arranger. Notwithstanding the foregoing, Company and its Subsidiaries may agree to amend or waive any provisions of the Related Agreements (i) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or (ii) to comply with the Trust Indenture Act of 1939, as amended, or (iii) to make modifications of a technical or clarifying nature or which are no less favorable to the Lenders, in the reasonable opinion of Administrative Agent and Requisite Lenders, than the provisions of the Related Agreements as in effect on the Closing Date (for the purposes of this subsection 6.15, any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal on the Existing Senior Notes or which would reduce the rate or extend the date for payment of interest thereon, provided that no fee is payable in connection therewith, shall be deemed to be an amendment, modification or change that is no less favorable to the Lenders). Neither Company, Finance Sub nor any Restricted Subsidiary shall agree to any amendment or any waiver of any of the Intercompany Loan Documents without the prior written consent of Requisite Lenders.

6.16    FISCAL YEAR

        Borrowers shall not change their Fiscal Year-end from December 31.

6.17    MASTER NOTE AND INTERCOMPANY PURCHASE MONEY NOTE.

        Borrowers shall not permit at any time the aggregate principal amount outstanding under the Master Note to differ from (i) the aggregate principal amount of Series B Term Loans, Series C Term Loans and Incremental Loans, if any, outstanding or (ii) the aggregate principal amount outstanding under the Intercompany Purchase Money Note.

                                   SECTION 7.
                                EVENTS OF DEFAULT

        If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

7.1     FAILURE TO MAKE PAYMENTS WHEN DUE.

        Failure by either Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by either Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

7.2     DEFAULT IN OTHER AGREEMENTS.

        (i) Failure of either Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 7.1) or Contingent Obligations in an individual principal amount of $2,000,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by either Borrower or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

7.3     BREACH OF CERTAIN COVENANTS.

        Failure of either Borrower to perform or comply with any term or condition contained in subsections 2.5 or 5.2 or Section 6 of this Agreement; or

7.4     BREACH OF WARRANTY.

        Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5     OTHER DEFAULTS UNDER LOAN DOCUMENTS.

        Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by Borrowers of notice from Administrative Agent or any Lender of such default; or

7.6     INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

        (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7     VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

        (i) Any Loan Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8     JUDGMENTS AND ATTACHMENTS.

        Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9     DISSOLUTION.

        Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10    EMPLOYEE BENEFIT PLANS.

        There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates in excess of $2,000,000 during the term of this Agreement; or there shall exist as of the most recently ended plan year an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000 and which if required to be fully paid could reasonably be expected to have a Material Adverse Effect; or

7.11    CHANGE IN CONTROL.

        (i) Company shall cease to own 100% of the outstanding Capital Stock of Finance Sub; (ii) any "Change of Control" shall occur under the Existing Senior
Note Indentures; or (iii) any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the Voting Stock of Company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Company (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

7.12 INVALIDITY OF SUBSIDIARY GUARANTY; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

        At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document or Intercompany Loan Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority

Lien in any Collateral purported to be covered thereby in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or Intercompany Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

7.13    LICENSES.

        Any of the following shall occur, the result of which would reasonably be expected to have a Material Adverse Effect: (i) any material License shall be cancelled, terminated, rescinded, revoked, suspended, materially impaired or otherwise finally denied renewal, or shall cease to be in full force and effect;
(ii) any proceeding shall have been instituted by or shall have been commenced before any court or any Communications Regulatory Authority that would reasonably be expected to result in (a) cancellation, termination, rescission, revocation, material impairment, suspension or denial of renewal of a material License, or (b) a modification of a material License in a material adverse respect or a renewal thereof on terms that materially and adversely affect the economic or commercial value or usefulness thereof; or (iii) any material Interconnection Agreement shall be terminated, reformed, suspended or otherwise materially impaired, or shall be renegotiated and renewed or replaced on terms that materially and adversely affect the economic or commercial value or usefulness thereof, whether by action of the parties thereto or by action of or under, modification to, or rescinding of the Communications Act, State Law or any Regulations, in whole or in part:


THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, and the obligation of each Lender to make any Loan and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the request or with the consent of Requisite Lenders, by written notice to Borrowers, (1) declare all or any portion of the amounts described in clauses
(a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate and (2) subject to the terms of the Loan Documents, take any and all other actions requested by Requisite Lenders; provided that the foregoing shall not affect in any way the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(v).

        Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause
(ii) of such paragraph Borrowers shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.6, then Requisite Lenders, by written notice to Borrowers, may at their option rescind and annul such acceleration and its



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consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Borrowers, and such provisions shall not at any time be construed so as to grant Borrowers the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

                                   SECTION 8.
                                     AGENTS

8.1     APPOINTMENT.

        (A) APPOINTMENT OF AGENTS. GSCP is hereby appointed Arranger and Syndication Agent hereunder, and each Lender hereby authorizes Arranger and Syndication Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. BNY is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. First Union National Bank is hereby appointed Documentation Agent hereunder and Newcourt Commercial Finance Corporation is hereby appointed Collateral Agent hereunder and each Lender hereby authorizes Documentation Agent and Collateral Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this
Section 8 are solely for the benefit of Agents and Lenders and Borrowers shall have no rights as a third party beneficiaries of any of the provisions thereof. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrowers or any of their Subsidiaries. Each of Arranger and Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, all obligations of Arranger, Syndication Agent, Documentation Agent and Collateral Agent hereunder shall terminate other than the obligations of Syndication Agent under subsection 2.1A(vi).

        (B) APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein



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individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as
"SUPPLEMENTAL COLLATERAL AGENTS").

        In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 8 and of subsections 9.2 and 9.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

        Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

8.2     POWERS AND DUTIES; GENERAL IMMUNITY.

        (A) POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

        (B) NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral



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statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any of Agent to Lenders or by or on behalf of either Borrower to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of either Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

        (C) EXCULPATORY PROVISIONS. None of Agents nor any of their respective officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrowers and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6).

        (D) AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to Lenders.



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8.3     REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF
CREDITWORTHINESS.

        Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

8.4     RIGHT TO INDEMNITY.

        Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

8.5     SUCCESSOR ADMINISTRATIVE AGENT AND SWING LINE LENDER.

        (A) SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrowers, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Borrowers, to appoint a successor Administrative Agent, which successor Administrative Agent shall, unless an Event of Default shall have occurred and be continuing, be subject to approval of Borrowers (such approval not to be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this
Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.



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        (B) SUCCESSOR SWING LINE LENDER. Any resignation or removal of
Administrative Agent pursuant to subsection 8.5A shall also constitute the resignation or removal of BNY or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 8.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender the Swing Line Note held by it to Company for cancellation, and (iii) Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VII annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

8.6     COLLATERAL DOCUMENTS AND GUARANTIES.

            Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 9.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. In the event Collateral is sold in an Asset Sale permitted hereunder or otherwise consented to by Requisite Lenders, Administrative Agent may, without further consent or authorization from Lenders, release the Liens granted under the Collateral Documents on the Collateral that is the subject of such Asset Sale concurrently with the consummation of such Asset Sale; provided that Administrative Agent shall have received (i) reasonable, and in any event not less than 30 days' prior written notice of such Asset Sale from Company unless a shorter notice period is agreed to by Administrative Agent; (ii) an Officers' Certificate (1) certifying that no Event of Default or Potential Event of Default shall have occurred and be continuing as of the date of such release of Collateral, (2) setting forth a detailed description of the Collateral subject to such Asset Sale, and (3) certifying that such Asset Sale is permitted under this Agreement and that all conditions precedent to such Asset Sale under this Agreement have been met; and (iii) Administrative Agent shall have received all Net Cash Proceeds of Asset Sale, if any, required to be applied to repay Secured Obligations under this Agreement. Upon payment in full of all of the Obligations and termination of the Commitments, Administrative Agent shall release the Liens on such Collateral granted pursuant to the Collateral Documents. Upon any release of Collateral pursuant to the foregoing, Administrative Agent



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shall, at Borrowers' expense, execute and deliver such documents (without recourse or representation or warranty) as reasonably requested to evidence such release. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that
(1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

                                   SECTION 9.
                                  MISCELLANEOUS

9.1     ASSIGNMENTS AND PARTICIPATIONS IN LOANS.

        (A) GENERAL. Subject to subsection 9.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or
(ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Borrowers, require Borrowers to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 9.1B(ii); and provided further that, anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 8.5. Except as otherwise provided in this subsection 9.1, no Lender shall, as between Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, or the other Obligations owed to such Lender.

        (B) ASSIGNMENTS.

                (i) Amounts and Terms of Assignments. Each Commitment, Loan or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Borrowers and Administrative Agent or (b) be assigned in an aggregate amount



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        of not less than $5,000,000 in the case of the Series A Revolving Loan
        Commitments and Series A Revolving Loans and $1,000,000 in the case of the Series B Term Loan Commitments and Series B Term Loans, the Series C Term Loans and the Incremental Loans, if any (in each case, other than for assignments to other Lenders or Affiliates of such Lender or other Lenders) (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to Borrowers and with the consent of Company (except upon the occurrence and during the continuance of an Event of Default) and Administrative Agent (which consent of Company and Administrative Agent shall not be unreasonably withheld or delayed). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 with respect to assignments by any Lender (other than GSCP) to any person and $500 with respect to assignments by or to GSCP, and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (2) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 9.8B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto. The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon, upon the request of the assignee and/or the assigning Lender, new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or Incremental Loans, as the case may be, of the assignee and/or the assigning Lender.

                (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a),



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        Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 9.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.1B(ii).

        (C) PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 9.4 and 9.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

        (D) ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes (i) to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank or (ii) to a trustee in connection with a Loan securitization transaction; provided that (i) no Lender shall, as between Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall any Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

        (E) INFORMATION. Each Lender may furnish any information concerning the Loan Parties in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 9.18.

        (F) REPRESENTATIONS OF LENDERS. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the making of or investing in loans such as the Loans; and
(iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.



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9.2     EXPENSES.

        Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree, jointly and severally, to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Borrowers (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Borrowers' performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Arranger and counsel to Administrative Agent (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Arranger and counsel to Administrative Agent and of counsel providing any opinions that Arranger, Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or Arranger and its counsel; (vi) all the actual costs and reasonable expenses disbursements of any consultants, advisors and agents employed or retained by Administrative Agent and its counsel; (vii) all other actual and reasonable costs and expenses incurred by Syndication Agent, Arranger or Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Arranger, Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

9.3     INDEMNITY.

        In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrowers agree, jointly and severally, to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders, and the officers, partners, directors, employees, agents and affiliates of any of Agents and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that neither Borrower shall have any



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obligation to any Indemnitee hereunder with respect to any Indemnified
Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction.

        As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

        To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

9.4     SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

        In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Borrowers at any time or from time to time, without notice to Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of such Borrower against and on account of the obligations and liabilities of such Borrower to that Lender under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the



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principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Borrowers hereby further grant to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

9.5     RATABLE SHARING.

        Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of either Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrowers expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.6     AMENDMENTS AND WAIVERS.

        No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Loan Parties therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender (with Obligations directly affected in the case of the following clause (i)): (i) extend the scheduled final maturity of any Loan or Note or waive, reduce or postpone any scheduled reductions of the Commitments or scheduled repayments of the Loans pursuant to subsection 2.4A or reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to subsection 2.2E) or any commitment fees payable hereunder, or extend the time for payment of any such interest or fees, or reduce the principal amount of any Loan, or increase the aggregate principal amount of any of the Commitments, or (ii) amend, modify, terminate or waive any provision of subsection 2.4D(iii),



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subsection 9.5 or this subsection 9.6, (iii) reduce the percentage specified in the definition of "Requisite Lenders", (iv) consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement or (v) release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty except as expressly provided in the Loan Documents; provided, further that no such amendment, modification, termination or waiver shall (a) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that no amendment, modification or waiver of any condition precedent, covenant, Potential Event of Default or Event of Default shall constitute an increase in the Commitment of any Lender, and that no increase in the available portion of any Commitment of any Lender shall constitute an increase in such Commitment of such Lender); (b) amend, modify, terminate or waive any provision of subsection 2.1A(v) or any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans without the consent of Swing Line Lender; or (c) amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision of this Agreement as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrowers, on Borrowers.

9.7     NOTICES.

        Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Arranger, Syndication Agent or Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Borrowers and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

9.8     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        (A) All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

        (B) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in subsections 2.6D, 2.7, 9.2,
9.3 and 9.4 and the agreements



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of Lenders set forth in subsections 8.2C, 8.4 and 9.5 shall survive the payment of the Loans and the termination of this Agreement.

9.9     FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

        No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10    MARSHALLING; PAYMENTS SET ASIDE.

        Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that either Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11    SEVERABILITY.

        In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12    OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

        The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.



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9.13    HEADINGS.

        Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.14    APPLICABLE LAW.

        THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO INCONSISTENT CONFLICTS OF LAWS PRINCIPLES.

9.15    SUCCESSORS AND ASSIGNS.

        This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 9.1). Neither Borrowers' rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrowers without the prior written consent of all Lenders.

9.16    CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST EITHER BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 9.7; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.16 RELATING TO JURISDICTION AND VENUE SHALL BE




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BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL
OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

9.17    WAIVER OF JURY TRIAL.

        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 9.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.18    CONFIDENTIALITY.

        Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Borrowers in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with prudent lending or investing practices, it being understood and agreed by Borrowers that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and will have agreed to keep such information confidential) or disclosures required by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure



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of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

9.19    MAXIMUM AMOUNT.

        (A) It is the intention of Borrowers and Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between Borrowers, Administrative Agent and Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Lenders or to Administrative Agent on behalf of Lenders as interest hereunder or under the other Loan Documents or in any other security agreement given to secure the Obligations, or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or thereby, exceed the maximum amount permissible under applicable usury or such other laws (the "MAXIMUM AMOUNT"). If under any circumstances whatsoever fulfillment of any provision hereof, or of any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to Lenders for the use, forbearance or detention of the indebtedness of Company evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, pro rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such indebtedness, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all agreements between Company, Administrative Agent and Lenders.

        (B) If under any circumstances Lenders shall receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under subsection 2.4B(i), and shall be so applied in accordance with subsection 2.4B(iv) hereof, or if such amount exceeds the unpaid balance of the Loans and any other indebtedness of Company in favor of Lenders, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Company.

9.20    ENTIRE AGREEMENT.

        This Agreement, together with the other Loan Documents and other documents delivered pursuant hereto and thereto, represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties relating to the subject matter hereof.

9.21    COUNTERPARTS; EFFECTIVENESS.

        This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties



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hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.




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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



COMPANY:                              e.spire COMMUNICATIONS, INC.



                                      By:
                                         ---------------------------------
                                           David L. Piazza
                                           Chief Financial Officer

                                      Notice Address:

                                      133 National Business Parkway, Suite 200
                                      Annapolis Junction, MD  20701


FINANCE SUB:                          e.spire FINANCE CORPORATION



                                      By:
                                         ---------------------------------
                                           David L. Piazza
                                           Treasurer/Chief Financial Officer

                                      Notice Address:

                                      133 National Business Parkway, Suite 200
                                      Annapolis Junction, MD  20701

AGENTS AND LENDERS                GOLDMAN SACHS CREDIT PARTNERS L.P.,
                                  individually, as Arranger and as
                                  Syndication Agent



                                  By:
                                     ---------------------------------
                                         Authorized Signatory

                                  Notice Address:

                                  Goldman Sachs Credit Partners L.P.
                                  c/o Goldman, Sachs & Co.
                                  85 Broad Street
                                  New York, New York  10004
                                  Attention:
                                  Telecopy:


                                  THE BANK OF NEW YORK, individually and as
                                  Administrative Agent



                                  By:
                                      ---------------------------------
                                      Name:
                                      Title:


                                  Notice Address:

                                  -------------------------------------

                                  -------------------------------------

                                  -------------------------------------

                                    FIRST UNION NATIONAL BANK,
                                    individually and as Documentation Agent



                                    By:
                                         -------------------------------
                                         Authorized Signatory

                                    Notice Address:

                                    -----------------------------------

                                    -----------------------------------

                                    -----------------------------------



                                    NEWCOURT COMMERCIAL FINANCE CORPORATION, individually and as Collateral Agent



                                    By:
                                       --------------------------------
                                        Name:
                                        Title:

                                    Notice Address:


                                    -----------------------------------

                                    -----------------------------------

                                    -----------------------------------

LENDERS:                          -----------------------------------



                                  By:
                                     --------------------------------
                                       Name:
                                       Title:

                                  Notice Address:

                                  -----------------------------------

                                  -----------------------------------

                                  -----------------------------------